Exhibit 4.11

EXECUTION COPY

U.S. COATINGS ACQUISITION INC. and

FLASH DUTCH 2 B.V.

as Issuers

INDENTURE

Dated as of February 1, 2013

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

CITIGROUP GLOBAL MARKETS DEUTSCHLAND AG,

as Registrar

CITIBANK N.A., LONDON BRANCH,

as Paying Agent and Authenticating Agent

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SECTION 12.11.	Successors	117
SECTION 12.12.	Multiple Originals	117
SECTION 12.13.	[Reserved]	117
SECTION 12.14.	Table of Contents; Headings	117
SECTION 12.15.	Force Majeure	117
SECTION 12.16.	USA Patriot Act	117
SECTION 12.17.	[Reserved]	118
SECTION 12.18.	Communication by Holders with Other Holders	118

SCHEDULES

SCHEDULE A	Guaranty and Security Principles

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Supplemental Indenture

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INDENTURE, dated as of February 1, 2013, as amended or supplemented from time to time (this “Indenture”), among U.S. COATINGS ACQUISITION INC., a corporation incorporated under the laws of the State of Delaware (“U.S. Co-Issuer”), FLASH DUTCH 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in Amsterdam, The Netherlands (“Dutch Co-Issuer” and, together with U.S. Co-Issuer, the “Issuers”), the Guarantors (as defined herein) listed on the signature pages hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and Collateral Agent (as defined herein).

Recitals of the Issuers

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1. Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of the Common Depositary for the accounts of Euroclear and Clearstream and registered in the name of Citivic Nominees Limited, as the nominee of the Common Depositary, that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of the entities and assets comprising DPC pursuant to the Purchase Agreement as described in the Offering Circular under the heading “The Transactions.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Collateral Agent, Authenticating Agent, Registrar, Paying Agent, co-registrar or additional paying agent.

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of:

(1) 1.0% of the then outstanding principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of the Note at February 1, 2016, in the case of the Initial Notes, or at such first optional redemption date as may be specified by the Issuers in accordance with the provisions of Section 2.2 hereof, in the case of any Additional Notes, in each case, as set forth in Section 5.1(a), plus (ii) all required interest payments due on such Note through February 1, 2016 (excluding accrued but unpaid interest to (but not including) the Redemption Date), computed using a discount rate equal to the Bund Rate as of such Redemption Date, plus 50 basis points; over (b) the then outstanding principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of Dutch Co-Issuer or any Restricted Subsidiary or

(2) the issuance or sale of Equity Interests (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 3.3 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to Dutch Co-Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions),

(each of the foregoing referred to in this definition as a “disposition”), in each case, other than:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of Dutch Co-Issuer and the Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property to lapse or become abandoned);

(b) the sale, conveyance, lease or other disposition of all or substantially all of the assets of either of the Issuers in compliance with Section 4.1 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment that is permitted to be made, and is made, under Section 3.4 or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $40.0 million;

(e) any transfer or disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary to Dutch Co-Issuer or by Dutch Co-Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f) the creation of any Lien permitted under this Indenture;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license, sublicense or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(j) a sale or transfer of accounts receivable, or participations therein, and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value, as determined in good faith by Dutch Co-Issuer;

(m) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles in the ordinary course of business of Dutch Co-Issuer and the Restricted Subsidiaries;

(n) the sale in a Sale/Leaseback Transaction of any property acquired after the Issue Date within twelve months of the acquisition of such property;

(o) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(p) dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events and (except for purposes of calculating Net Cash Proceeds of any Asset Sale under Sections 3.7(b) and 3.7(c) hereof) dispositions necessary or advisable (as determined by Dutch Co-Issuer in good faith) in order to consummate any acquisition of any Person, business or assets; and

(q) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements or similar binding arrangements.

For the avoidance of doubt, the unwinding of Hedging Obligations shall not be deemed to constitute an Asset Sale.

“Associate” has the meaning given to it in Section 128(F)(9) of the Australian Tax Act.

“Australian Code of Banking Practice” shall mean the Code of Banking Practice published by the Australian Bankers’ Association.

“Australian Party” means DuPont Performance Coatings Australia Pty Ltd (ACN 158 497 655) or any other Guarantor or Restricted Subsidiary incorporated, organized or established under the laws of the Commonwealth of Australia.

“Australian PPSA” shall mean the Personal Property Securities Act 2009 (Cth) of Australia (as amended from time to time).

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) of Australia.

“Bank Administrative Agent” means the administrative agent, together with any successor, under the Senior Credit Agreement, which shall initially be Barclays Bank PLC.

“Bank Collateral Agent” means the collateral agent, together with any successor, under the Senior Credit Agreement, which shall initially be Barclays Bank PLC.

“Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors, board of managers, manager or other governing body of the general partner of such Person) or any duly authorized committee thereof and with respect to a Dutch private company with limited liability or limited liability company, the managing board

“Bund Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that have become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by Dutch Co-Issuer in good faith)) most nearly equal to the period from the redemption date to February 1, 2016; provided, however, that if the period from the redemption date to February 1, 2016 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York, London, England, Amsterdam, The Netherlands or, with respect to any payments to be made under this Indenture, the place of payment.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of an Issuer or any Guarantor and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. Dollars, Canadian Dollars, pounds sterling, euros or the national currency of any participating member state of the European Union and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million in the case of domestic banks or $100 million (or the dollar equivalent thereof) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (3) above;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of Dutch Co-Issuer) rated at least “A-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6) readily marketable direct obligations issued by any state or commonwealth of the United States of America or any political subdivision thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(8) investment funds investing at least 95.0% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(10) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such Foreign Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“CFC” means any Subsidiary of U.S. Co-Issuer that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Subsidiary of U.S. Co-Issuer (i) that is organized under the laws of the United States of America, any state thereof or the District of Columbia and (ii) that owns no material assets other than equity interests of one or more CFCs.

“Change of Control” means the occurrence of any of the following events:

(1) Dutch Co-Issuer becomes aware of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of Equity Interests or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of Voting Stock of Dutch Co-Issuer representing more than 50% of the total voting power of the Voting Stock of Dutch Co-Issuer, provided that so long as Dutch Co-Issuer is a Subsidiary of any Permitted Parent, no Person or group shall be deemed to be or become a beneficial owner of Voting Stock of Dutch Co-Issuer representing more than 50% of the total voting power of the Voting Stock of Dutch Co-Issuer unless such Person or group shall be or become a beneficial owner of Voting Stock of such Permitted Parent representing more than 50% of the total voting power of the Voting Stock of such Permitted Parent; or

(2) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Dutch Co-Issuer and its Subsidiaries, taken as a whole, to a Person other than one or more of the Permitted Holders and any Person or group (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Voting Stock of the transferee Person in such sale, lease or transfer of assets representing more than 50% of the total voting power of the Voting Stock of such transferee Person, provided that so long as such transferee Person is a Subsidiary of a parent Person, no Person or group shall be deemed to be or become a beneficial owner of Voting Stock of the transferee Person in such sale, lease or transfer of assets representing more than 50% of the total voting power of the Voting Stock of such transferee Person unless such Person or group shall be or become a beneficial owner of Voting Stock of such parent Person representing more than 50% of the total voting power of the Voting Stock of such parent Person.

“Clearing Systems” means Euroclear and Clearstream.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the assets of any Grantor subject to Liens created pursuant to any Notes Security Document.

“Collateral Agent” means, collectively, Wilmington Trust, National Association (solely in its capacity as collateral agent under this Indenture, the Notes Security Documents and the Intercreditor Agreement), any successor thereto or any subagent, co-collateral agent or designee thereof.

“Collateral Agreement” means the Security Agreement, dated as of February 1, 2013, among U.S. Co-Issuer, certain of the Guarantors and the Collateral Agent, as amended, supplemented or otherwise replaced or modified from time to time.

“Common Depositary” means a depositary common to Euroclear and Clearstream or any successor Person thereto, which shall initially be Citibank Europe plc.

“Company Order” means a written request or order signed in the name of the Issuers by any Officer of each of the Issuers.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income of such Person (including (a) amortization of original issue discount, (b) the interest component of Capitalized Lease Obligations, and (c) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness and excluding (w) amortization of deferred financing fees, (x) expensing of any bridge or other financing fees, (y) the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of such Person’s outstanding Indebtedness and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing);

(2) interest on Indebtedness of such Person and its Restricted Subsidiaries described in Section 3.4(b)(xiii)(b) (to the extent not already included in clause (1) above); and

(3) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(1) any net after-tax effect of extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any fees, expenses, charges or payments made under or contemplated by the Purchase Agreement or otherwise related to the Transactions, shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax effect of gains or losses on disposal of discontinued operations shall be excluded;

(4) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions (including Capital Stock of any Person) or asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by Dutch Co-Issuer) shall be excluded;

(5) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment or cancellation of Indebtedness, Hedging Obligations and other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary (other than (i) a Guarantor or (ii) any Person accounted for at the Issue Date by the equity method of accounting; provided that to the extent not already excluded or deducted as minority interest expense, payments made in respect of interests of third parties shall be excluded), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(7) solely for the purpose of determining the amount available for Restricted Payments under Section 3.4(a)(C)(1), the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless all such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or converted into cash or Cash Equivalents) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(8) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, including pension-related charges under FASB ASC 715, grants of stock appreciation or similar rights, stock options or other equity interests or rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(9) (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) any net unrealized gains and losses resulting from fair value accounting required by FASB ASC 815 (including as a result of the mark-to-market of obligations under swap contracts and other derivative instruments) shall be excluded;

(10) any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net unrealized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items) shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses after the Issue Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) accruals and reserves, contingent liabilities, charges associated with settlement of stock-based compensation and any gains and losses on the settlement of any pre-existing contractual or non-contractual relationships as a result of the Transactions that are established or adjusted within 12 months after the Issue Date and that are so required to be established, settled or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(13) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable) or liabilities resulting from the application of GAAP (including in connection with the Transactions) and the amortization of intangibles arising from the application of GAAP (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(14) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the consummation of the Acquisition, or the release of any valuation allowances related to such item, shall be excluded;

(15) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the earlier of the maturity date of the Notes and the date on which all the Notes cease to be outstanding, shall be excluded;

(16) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale or other disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded; and

(17) the effects from applying purchase accounting, including applying purchase accounting to inventory, fixed assets, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries), as a result of the Acquisition, any acquisition consummated prior to the Issue Date or any other future acquisitions or the amortization or write-off of any amounts thereof, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption and other liability and/or casualty insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 3.4 only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances which constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries, in each case to the extent such amounts increase the amount of Restricted Payments permitted under Section 3.4(a)(C)(5) or 3.4(a)(C)(6).

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, non-cash compensation and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid.

“Consolidated Senior Secured Debt Ratio” as of any date of determination (for purposes of this definition, the “Calculation Date”) means the ratio of (1) (x) Consolidated Total Indebtedness of Dutch Co-Issuer and its Restricted Subsidiaries that is secured by a Lien as of such date (after giving effect to any Incurrence or repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness on such date) minus (y) the amount of unrestricted cash and Cash Equivalents that would be stated on the balance sheet of Dutch Co-Issuer and its Restricted Subsidiaries and held by Dutch Co-Issuer and its Restricted Subsidiaries as of the Calculation Date, to (2) the EBITDA of Dutch Co-Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date; provided that, in the event that Dutch Co-Issuer shall classify Indebtedness Incurred on the Calculation Date as secured in part pursuant to clause (24) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses of such definition, as provided in the final paragraph of such definition, any calculation of Consolidated Total Indebtedness that is secured by a Lien for purposes of clause (1)(x) above shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition.

For purposes of making the computation referred to above, Investments, acquisitions (including the Transactions), dispositions, mergers, consolidations and discontinued operations, in each case with respect to a company, a business or an operating unit of a business, and operational changes (including the entry into any material contract or arrangement), that Dutch Co-Issuer or any of its Restricted Subsidiaries has both determined to make and made (or, solely with respect to operational changes, made or determined to make) after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Transactions), dispositions, mergers, consolidations, discontinued operations and operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period and on or prior to or simultaneously with the Calculation Date any Person that subsequently became a Restricted Subsidiary or was merged with or into Dutch Co-Issuer or any Restricted Subsidiary since the beginning of such period and on or prior to or simultaneously with the Calculation Date shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to a company, a business or an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Consolidated Senior Secured Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Dutch Co-Issuer. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth in the Offering Circular in footnote (2) under the caption “Offering Circular Summary—Summary Historical Combined and Unaudited Pro Forma Combined Financial Information and Other Data” to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes, and including (without duplication, and to the extent not otherwise included) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 3.4(b)(xii) which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of Indebtedness of Dutch Co-Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations or debt obligations evidenced by promissory notes or similar instruments and (2) the aggregate amount of all outstanding Disqualified Stock of Dutch Co-Issuer and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by Dutch Co-Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of Dutch Co-Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of Dutch Co-Issuer or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by Dutch Co-Issuer or any other Restricted Subsidiary to its capital) after the Issue Date and designated as a Cash Contribution Amount, provided that such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate of Dutch Co-Issuer on the Incurrence date thereof.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Issuers or Holders pursuant to the procedures set forth in Section 12.1.

“Credit Agreement” means (i) the Senior Credit Agreement and (ii) whether or not the Senior Credit Agreement remains outstanding, if designated by the Issuers to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided, that such increase in borrowings is permitted under this Indenture) replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Credit Agreement Security Documents” means, collectively, any security or collateral documents entered into in relation to the Senior Credit Agreement, including any guarantees, security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, Euroclear and Clearstream and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuers.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Dutch Co-Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate of Dutch Co-Issuer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer, as applicable (other than Excluded Equity), that is issued after the Issue Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of Dutch Co-Issuer, on the issuance date thereof, the cash proceeds of which are contributed to the capital of Dutch Co-Issuer (if issued by Parent or any other direct or indirect parent of Dutch Co-Issuer) and excluded from the calculation set forth in Section 3.4(a)(C).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Dutch Co-Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Dutch Co-Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Notes” means the $750,000,000 aggregate principal amount of 7.375% Senior Notes due 2021 of the Issuers issued on the Issue Date under the Dollar Notes Indenture, together with any additional notes issued under the Dollar Notes Indenture.

“Dollar Notes Indenture” means the Indenture, dated February 1, 2013, by and among the Issuers, the Guarantors, and Wilmington Trust, National Association, as trustee, relating to the Dollar Notes.

“DPC” means the entities and assets purchased pursuant to the Purchase Agreement that collectively constitute the business known as DuPont Performance Coatings.

“Dutch Co-Issuer” has the meaning set forth in the preamble hereto.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a) increased, without duplication, to the extent the same (except in the case of clause (8) below) was deducted in calculating Consolidated Net Income of such Person by:

(1) Consolidated Taxes of such Person; plus

(2) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(w) through 1(z) thereof; plus

(3) Consolidated Non-Cash Charges of such Person; plus

(4) (A) the amount of management, monitoring, consulting and advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent permitted by Section 3.8 and (B) the amount of expenses relating to payments made to option holders (or employees holding other rights tied to the equity value of Dutch Co-Issuer or any of its direct or indirect parent companies) of Dutch Co-Issuer or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture; plus

(5) any expenses or charges (other than Consolidated Non-Cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to (x) the offering of the Notes or (y) the Transactions, (ii) any amendment or other modification of the Notes or other Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(7) the amount of any restructuring charges, accruals or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, integration costs, transition costs, costs related to the start-up, closure, relocation or consolidation of facilities and costs to relocate employees), any costs associated with non-ordinary course tax projects/audits, signing, retention or completion bonuses, and any fees and expenses relating to any of the foregoing; plus

(8) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (2) to “Offering Circular Summary—Summary

Historical Combined and Unaudited Pro Forma Combined Financial Information and Other Data” in the Offering Circular to the extent such adjustments continue to be applicable during the period in which EBITDA is being calculated; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings”; plus

(9) any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds (other than intercompany contributions or other transfers from either of the Issuers or any Guarantor) contributed to the capital of either of the Issuers or a Guarantor or the net cash proceeds of an issuance of Equity Interests of Dutch Co-Issuer (other than Excluded Equity) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under Section 3.4(a)(C)(1); plus

(10) the amount of any non-controlling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, excluding cash distributions in respect thereof;

(b) decreased by, without duplication, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period; provided that if any non-cash items represent a potential cash item in any future period, the cash receipt in respect thereof in such future period shall be added to EBITDA to such extent in such future period);

(c) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Hedging Obligations (entered into in the ordinary course of business or consistent with past practice)); and

(d) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any gain or loss relating to Hedging Obligations (excluding Hedging Obligations entered into in the ordinary course of business or consistent with past practice).

“Equity Contribution” means the cash equity contributions to Dutch Co-Issuer made, either directly or indirectly, by the Sponsor in order to provide Dutch Co-Issuer with capital, when taken together with the proceeds of the Initial Notes and the borrowings under the Senior Credit Agreement, sufficient to consummate the Transactions on the Issue Date.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of Capital Stock or Preferred Stock of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to Dutch Co-Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of Dutch Co-Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“European Government Obligations” means any security that is (i) a direct obligation of Ireland, Belgium, the Netherlands, France, Germany or any country that is a member of the European Monetary Union on the date of this Indenture, for the payment of which the full faith and credit of such country is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” shall, with respect to US Co-Issuer or any U.S. Guarantor, have the meaning accorded to the term “Excluded Property” in the Senior Credit Agreement.

“Excluded Contributions” means the Net Cash Proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by Dutch Co-Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale of Capital Stock (other than Excluded Equity) of Dutch Co-Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, the proceeds of which are excluded from the calculation set forth in Section 3.4(a)(C).

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by Dutch Co-Issuer or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by Dutch Co-Issuer or any Restricted Subsidiary), (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, an Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under Section 3.4(b)(iv)(a) or clause (14) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to in Section 3.4(b)(xiii)(b) and (iv) the Equity Contribution.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the Board of Directors of Dutch Co-Issuer, whose determination shall be conclusive for all purposes under this Indenture and the Notes).

“FASB ASC” means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“First Lien Agent” means (i) in the case of any Obligations under the Senior Credit Agreement, the Bank Collateral Agent, (ii) in the case of any Obligations under this Indenture, the Collateral Agent, and (iii) in the case of any Additional First Lien Obligations, the collateral agent, the administrative agent, trustee or other representative (as applicable) under such Additional First Lien Obligation named in the applicable joinder to the Intercreditor Agreement, in each case, together with its successors in such capacity.

“First Lien Debt Documents” means, with respect to any class of First Lien Obligations, the promissory notes, indentures, credit agreements, loan agreements, guarantees, security agreements and other operative agreements evidencing or governing such First Lien Obligations, as the same may be amended, supplemented or otherwise modified from time to time.

“First Lien Obligations” means the Notes, the Guarantees, the Senior Credit Agreement Obligations and other Additional First Lien Obligations.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Dutch Co-Issuer or any of its Restricted Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption or repayment of Indebtedness, or such issuance or redemption of Preferred Stock or Disqualified Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that, in the event that Dutch Co-Issuer shall classify Indebtedness Incurred on the Calculation Date as Incurred in part pursuant to Section 3.3(a) and in part pursuant to one or more clauses of Section 3.3(b), as provided in the first paragraph of Section 3.3(c), any calculation of Fixed Charges pursuant to this definition shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent Incurred pursuant to one or more clauses of Section 3.3(b).

For purposes of making the computation referred to above, Investments, acquisitions (including the Transactions), dispositions, mergers, consolidations and discontinued operations, in each case with respect to a company, a business or an operating unit of a business, and operational changes (including the entry into any material contract or arrangement) that Dutch Co-Issuer or any of its Restricted Subsidiaries has both determined to make and made (or, solely with respect to operational changes, made or determined to make) after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Transactions), dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period and on or prior to or simultaneously with the Calculation Date any Person that subsequently became a Restricted Subsidiary or was merged with or into Dutch Co-Issuer or any Restricted Subsidiary since the beginning of such period and on or prior to or simultaneously with the Calculation Date shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to a company, a business or an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Dutch Co-Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Dutch Co-Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Dutch Co-Issuer may designate. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (2) to “Offering Circular Summary—Summary Historical Combined and Unaudited Pro Forma Combined Financial Information and Other Data” in the Offering Circular to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, Dutch Co-Issuer may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Non-Cash Charges,” “Consolidated Senior Secured Debt Ratio,” “Consolidated Taxes,” “Consolidated Total Indebtedness,” “EBITDA,” and “Net Income,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at Dutch Co-Issuer’s election, may be specified by Dutch Co-Issuer by written notice to the Trustee from time to time.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: Dutch Co-Issuer may at any time elect by written notice to the Trustee to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Global Note Legend” means the legend set forth in Section 2.1(b) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.1 or 2.6 hereof.

“Grantor” means Parent, the Issuers and any Subsidiary Guarantor.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the Obligations of the Issuers under this Indenture and the Notes in accordance with the provisions of this Indenture.

“Guarantors” means, collectively, (i) Parent, (ii) each Restricted Subsidiary of Dutch Co-Issuer that executes this Indenture as a Subsidiary Guarantor on the Issue Date and (iii) each other Restricted Subsidiary of Dutch Co-Issuer that Incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall automatically cease to be a Guarantor.

“Guaranty and Security Principles” means the guaranty and security principles set forth on Schedule A hereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency swap, interest rate or commodity cap agreements, currency exchange, interest rate or commodity collar agreements and foreign exchange contracts; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices or equity risks.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for, such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business, (d) in respect of Capitalized Lease Obligations or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness shall be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations Incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Financings shall be deemed not to constitute Indebtedness.

“Indenture” has the meaning set forth in the preamble hereto.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of Dutch Co-Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the €250,000,000 in aggregate principal amount of 5.750% Senior Secured Notes due 2021 of the Issuers issued under this Indenture on the Issue Date.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co., LLC, UBS Securities LLC, Jefferies & Company, Inc. and SMBC Nikko Capital Markets Limited, with respect to the offer and sale of the Initial Notes, and such other initial purchasers party to future purchase agreements entered into in connection with an offer and sale of any Additional Notes.

“Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated as of the Issue Date, by and among the Collateral Agent, the Bank Collateral Agent, the grantors party thereto and each additional agent from time to time party thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms and this Indenture.

“Interest Payment Date” means, in the case of the Initial Notes, February 1 and August 1 of each year, commencing on August 1, 2013 and, in the case of any Additional Notes, such interest payment dates as may be designated by the Issuers in accordance with the provisions of Section 2.2 hereof and, in each case, ending at the Stated Maturity of the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Dutch Co-Issuer and its Subsidiaries,

(3) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees of Indebtedness), advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants and independent contractors made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Dutch Co-Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If Dutch Co-Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Dutch Co-Issuer, Dutch Co-Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of Dutch Co-Issuer or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 3.4:

(1) “Investments” shall include the portion (proportionate to Dutch Co-Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Dutch Co-Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Dutch Co-Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Dutch Co-Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to Dutch Co-Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 3.4 and otherwise determining compliance with Section 3.4) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of Dutch Co-Issuer or any Restricted Subsidiary, based on the Fair Market Value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Dutch Co-Issuer or a Restricted Subsidiary in respect of such Investment, and in the case of an Investment in any Person, shall be net of any Investment by such Person in Dutch Co-Issuer or any Restricted Subsidiary.

“Issue Date” means February 1, 2013.

“Issuers” has the meaning set forth in the preamble hereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Consulting Services Agreement and the Transaction Services Agreement, each between Dutch Co-Issuer or any of its Affiliates, on the one hand, and the Sponsor, on the other hand, to be entered into on or around the Issue Date, and each Consulting Services Agreement or Transaction Services Agreement, as the same may be amended, restated, modified or replaced, from time to time, to the extent that, in the good faith judgment of the Board of Directors of Dutch Co-Issuer, such amendment, modification or replacement is not less advantageous to the Holders in any material respect than such Consulting Services Agreement or Transaction Services Agreement entered into on or around the Issue Date.

“Management Group” means the group consisting of the executive officers and other management personnel of DPC on the Issue Date or who became officers or management personnel of DPC or any direct or indirect parent of DPC, as applicable, and its Subsidiaries following the Issue Date (other than in connection with a transaction that would otherwise be a Change of Control if such persons were not included in the definition of “Permitted Holders”), or (in each case) family members thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Dutch Co-Issuer or any Permitted Parent.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means the aggregate cash proceeds (using the Fair Market Value of any Cash Equivalents) received by Dutch Co-Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 3.7(b)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by Dutch Co-Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Dutch Co-Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of Dutch Co-Issuer (other than U.S. Co-Issuer) that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and any Additional Notes, treated as a single class of securities except as otherwise provided in Section 2.2 and Section 9.2(a).

“Notes Security Documents” means the Collateral Agreement, each joinder agreement required by the Collateral Agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by an Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the offering circular related to the offering of Initial Notes dated January 16, 2013.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any Person serving the equivalent function of any of the foregoing) of such Person (or of the general partner of such Person) or any individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of such Person (or the Board of Directors of the general partner of such Person).

“Officer’s Certificate” means a certificate signed on behalf of Dutch Co-Issuer by an Officer of Dutch Co-Issuer that meets the requirements set forth in this Indenture.

“Offshore Associate” means an Associate which:

(1) is a non-resident of Australia and does not acquire the Notes or receive a payment in carrying on a business in Australia at or through a Permanent Establishment of the Associate in Australia; or

(2) which is a resident of Australia and acquires the Notes or receives a payment in carrying on a business in a country outside Australia at or through a Permanent Establishment of the Associate in that country, which in either case does not acquire the Notes in the capacity of dealer, manager or underwriter in relation to the placement of the Notes or acquire the Notes or receive payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers.

“Parent” means Flash Dutch 1 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands with corporate seat in Amsterdam, the Netherlands, and its successors.

“Participant” means, with respect to Euroclear, Clearstream or the Common Depositary, a Person who has an account with Euroclear, Clearstream or the Common Depositary, as applicable.

“Permanent Establishment” has the meaning given to it in the Australian Tax Act.

“Permanent Regulation S Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of the Common Depositary and registered in the name of Citivic Nominees Limited, as the nominee of the Common Depositary, issued in a denomination equal to the outstanding principal amount of the Temporary Regulation S Global Note upon expiration of the Restricted Period.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Dutch Co-Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 3.7.

“Permitted Holders” means each of (i) the Sponsor, (ii) the Management Group (or its direct or indirect parent), (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which the Persons described in clauses (i) and (ii) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (i) and (ii), collectively, beneficially own Voting Stock representing 50% or more of the total voting power of the Voting Stock of Dutch Co-Issuer or any of its direct or indirect parent companies held by such group and (iv) any Permitted Parent. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture shall thereafter, together with its Affiliates, constitute an additional Permitted Holder. “Beneficial Ownership” has the meaning given to such term under Rule 13d-3 under the Exchange Act, or any successor provision.

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(2) any Investment in Dutch Co-Issuer (including the Notes) or any Restricted Subsidiary;

(3) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(4) any Investment by Dutch Co-Issuer or any Restricted Subsidiary in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Dutch Co-Issuer or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation);

(5) any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 3.7 or any other disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date or (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Issue Date or as otherwise permitted under this definition or under Section 3.4;

(7) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not in excess of $15.0 million outstanding at any one time in the aggregate;

(8) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by Dutch Co-Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Dutch Co-Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by Dutch Co-Issuer or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Dutch Co-Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(10) Hedging Obligations permitted under Section 3.3(b)(x);

(11) any Investment by Dutch Co-Issuer or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $150.0 million and (y) 2.25% of Total Assets; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

(12) additional Investments by Dutch Co-Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $200.0 million and (y) 3.00% of Total Assets; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 3.8(b) (except transactions described in clause (ii), (iii), (iv), (viii), (ix), (xiii) or (xiv) of such Section 3.8(b));

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer, as applicable; provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under Section 3.4(a)(C);

(15) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 4.1 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(19) repurchases of the Notes;

(20) guarantees of Indebtedness permitted to be Incurred under Section 3.3, and Obligations relating to such Indebtedness and guarantees (other than guarantees of Indebtedness) in the ordinary course of business;

(21) advances, loans or extensions of trade credit in the ordinary course of business by Dutch Co-Issuer or any of the Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(24) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures Incurred in the ordinary course of business in connection with the cash management operations of Dutch Co-Issuer and its Subsidiaries; and

(25) Investments in joint ventures of Dutch Co-Issuer or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount, taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 1.50% of Total Assets.

“Permitted Joint Venture” means, with respect to any specified Person, a joint venture (which for the avoidance of doubt is not itself a Restricted Subsidiary) of such Person, which joint venture is engaged in a Similar Business and in respect of which Dutch Co-Issuer or a Restricted Subsidiary beneficially owns at least 35.0% of the Equity Interests of such Person.

“Permitted Liens” means, with respect to any Person:

(1) Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’ and mechanics’ Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP);

(3) Liens for taxes, assessments or other governmental charges (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP, or for property taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (i), (iv) or (xx) of the definition of “Permitted Debt”; provided that, (a) in the case of clause (iv) of such definition, such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof; and (b) in the case of clause (xx), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary that is not a Guarantor; provided, further, that to the extent any Liens cover the Collateral, this clause (6) shall be available to permit such Liens only to the extent that such Liens secure other First Lien Obligations;

(7) Liens of the Issuers or any of the Guarantors existing on the Issue Date (other than Liens Incurred to secure Indebtedness under the Senior Credit Agreement);

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person other than either of the Issuers or any Guarantor becomes a Subsidiary pursuant to a merger and is the Successor Company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of such Issuer or such Guarantor, as applicable, and any property or assets of such Person or any Subsidiary of such Person shall be deemed acquired by such Issuer or such Guarantor, as the case may be, at the time of such merger;

(9) Liens on assets at the time either of the Issuers or a Guarantor acquired the assets, including any acquisition by means of a merger or consolidation with or into such Issuer or any Guarantor; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger or consolidation with or into either of the Issuers or any Guarantor, a Person other than such Issuer or Guarantor is the Successor Company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of such Issuer or such Guarantor, as applicable, and any property or assets of such Person or any such Subsidiary of such Person shall be deemed acquired by such Issuer or such Guarantor, as the case may be, at the time of such merger or consolidation;

(10) Liens securing Indebtedness or other obligations of an Issuer or a Guarantor owing to an Issuer or another Guarantor permitted to be Incurred in accordance with Section 3.3;

(11) Liens securing Hedging Obligations Incurred in compliance with Section 3.3;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from, or from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Issuers and the Guarantors in the ordinary course of business;

(15) Liens in favor of an Issuer or any Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of intellectual property, software and other technology licenses;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure cash management services and other “bank products” (including those described in Section 3.3(b)(xxiii));

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (7), (8), (9), (11) or (24); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (8), (9), (11) or (24) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(24) Liens securing other First Lien Obligations permitted to be Incurred pursuant Section 3.3; provided that at the time of any Incurrence of other First Lien Obligations and after giving pro forma effect thereto (in a manner consistent with the calculation of the Fixed Charge Coverage Ratio or, with respect to any revolving Indebtedness, at the time of the initial borrowing of such revolving Indebtedness, after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with this clause (24) so long as the entire committed amount is always deemed outstanding) under this clause (24), the Consolidated Senior Secured Debt Ratio shall not be greater than 4.25 to 1.00;

(25) other Liens securing Obligations the principal amount of which does not exceed the greater of (x) $225.0 million and (y) 3.50% of Total Assets at any one time outstanding;

(26) Liens on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (xxi) of the definition of “Permitted Debt”;

(27) Liens on equipment of an Issuer or any Guarantor granted in the ordinary course of business to such Issuer’s or such Guarantor’s client at which such equipment is located;

(28) Liens securing the Notes and the Guarantees outstanding on the Issue Date;

(29) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Issuers or any Guarantor to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Issuers and the Guarantors; or (iii) relating to purchase orders and other agreements entered into with customers of the Issuers or any Guarantor in the ordinary course of business;

(33) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(34) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(35) Liens on vehicles or equipment of the Issuers or any of the Guarantors granted in the ordinary course of business; and

(36) Liens created pursuant to the general conditions of a bank operating in The Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or pursuant to any other general conditions of, or any contractual arrangement with, any such bank to substantially the same effect.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, Dutch Co-Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (24) above (giving effect to the Incurrence of such portion of such Indebtedness), Dutch Co-Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (24) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Parent” means (a) any direct or indirect parent of Dutch Co-Issuer that at the time it became a parent of Dutch Co-Issuer was a Permitted Holder pursuant to clause (i), (ii) or (iii) of the definition thereof and such parent was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that would otherwise constitute a Change of Control, (b) Parent so long as it is a Permitted Holder pursuant to clause (i), (ii) or (iii) of the definition thereof, and (c) any Public Company (or Wholly Owned Subsidiary of such Public Company) to the extent and until such time as any Person or group (other than a Permitted Holder) is deemed to be or become a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Private Placement Legend” means the legend set forth in Section 2.1(c) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the net reduction in costs and other operating improvements (including the entry into any material contract or arrangement) or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within eighteen months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“Purchase Agreement” means that certain Purchase Agreement, dated as of August 30, 2012, by and between E.I. du Pont de Nemours and Company and Flash Bermuda Co. Ltd., as amended up to and including the Issue Date.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of Dutch Co-Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Dutch Co-Issuer and its Restricted Subsidiaries,

(2) all sales of accounts receivable and related assets by Dutch Co-Issuer or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by Dutch Co-Issuer), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Dutch Co-Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Dutch Co-Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of Dutch Co Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by Dutch Co-Issuer or any parent of Dutch Co-Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Dutch Co-Issuer or any of its Subsidiaries pursuant to which Dutch Co-Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Dutch Co-Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Dutch Co-Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Dutch Co-Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of Dutch Co-Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Dutch Co-Issuer in which Dutch Co-Issuer or any Subsidiary of Dutch Co-Issuer makes an Investment and to which Dutch Co-Issuer or any Subsidiary of Dutch Co-Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Dutch Co-Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Dutch Co-Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Dutch Co-Issuer or any other Subsidiary of Dutch Co-Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Dutch Co-Issuer or any other Subsidiary of Dutch Co-Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Dutch Co-Issuer or any other Subsidiary of Dutch Co-Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither Dutch Co-Issuer nor any other Subsidiary of Dutch Co-Issuer has any material contract, agreement, arrangement or understanding other than on terms which Dutch Co-Issuer reasonably believes to be no less favorable to Dutch Co-Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Dutch Co-Issuer, and

(c) to which neither Dutch Co-Issuer nor any other Subsidiary of Dutch Co-Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Dutch Co-Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Dutch Co-Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Record Date” for the interest payable on any applicable Interest Payment Date means, in the case of the Initial Notes, January 15 and July 15 (whether or not a Business Day) and, in the case of any Additional Notes, such record date (whether or not a Business Day) as may be designated by the Issuers in accordance with the provisions Section 2.2, in each case, next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Temporary Regulation S Global Note or Permanent Regulation S Global Note, as applicable.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Dutch Co-Issuer or a Restricted Subsidiary in exchange for assets transferred by Dutch Co-Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become, a Restricted Subsidiary.

“Related Taxes” means any taxes, charges or assessments, including, but not limited to, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than U.S. federal, state or local income taxes), required to be paid by Parent or any other direct or indirect parent of Dutch Co-Issuer by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than Dutch Co-Issuer, any of its Subsidiaries or any other direct or indirect parent of Dutch Co-Issuer), or being a holding company parent of Dutch Co-Issuer, any of its Subsidiaries or any other direct or indirect parent of Dutch Co-Issuer or receiving dividends from or other distributions in respect of the Capital Stock of Dutch Co-Issuer, any of its Subsidiaries or any other direct or indirect parent of Dutch Co-Issuer, or having guaranteed any obligations of Dutch Co-Issuer or any Subsidiary thereof, or having made any payment in respect of any of the items for which Dutch Co-Issuer or any of its Subsidiaries is permitted to make payments to any parent pursuant to Section 3.4 or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of Dutch Co-Issuer or any Subsidiary thereof.

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that shall become, on the date of acquisition thereof, a Restricted Subsidiary.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to Persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Dutch Co-Issuer.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Dutch Co-Issuer or a Restricted Subsidiary whereby Dutch Co-Issuer or a Restricted Subsidiary transfers such property to a Person and Dutch Co-Issuer or such Restricted Subsidiary leases it from such Person, other than leases between Dutch Co-Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Parties” means (a) the Holders, (b) the Trustee, (c) the Collateral Agent and (d) the successors and assigns of each of the the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreement” means the credit agreement to be entered into on or around the Issue Date among Dutch Co-Issuer, U.S. Co-Issuer, Parent, Coatings Co. U.S. Inc., the financial institutions named therein and Barclays Bank PLC, as administrative agent and collateral agent, as described under “Description of New Senior Secured Credit Facilities” in the Offering Circular, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by Dutch Co-Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by Dutch Co-Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted by Section 3.3 of this Indenture) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Senior Credit Agreement Obligation” means the “Obligations” as such term is defined in the Senior Credit Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of Dutch Co-Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged or proposed to be engaged in by DPC on the Issue Date, and any business or other activities that are similar, ancillary, complementary, incidental or related to, or an extension, development or expansion of, the businesses in which DPC is engaged following the Acquisition on the Issue Date.

“Sponsor” means Carlyle Partners V, L.P., Carlyle Europe Partners III, L.P., one or more investment funds advised, managed or controlled by either of the foregoing and, in each case (whether individually or as a group), Affiliates of the foregoing (but excluding any operating portfolio companies of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Dutch Co-Issuer or any Subsidiary of Dutch Co-Issuer which Dutch Co-Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuers, any Indebtedness of the Issuers which is by its terms expressly subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Restricted Subsidiary of Dutch Co-Issuer that executes this Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of Dutch Co-Issuer that Incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person automatically ceases to be a Guarantor.

“Temporary Regulation S Global Note” means a temporary Global Note in the form of Exhibit A hereof bearing the Global Note Legend, the Private Placement Legend, and the Temporary Regulation S Legend and deposited with or on behalf of the Common Depositary and registered in the name of Citivic Nominees Limited, as nominee of the Common Depositary, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903.

“Temporary Regulation S Legend” means the legend set forth in Section 2.1(d).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Total Assets” means the total consolidated assets of Dutch Co-Issuer and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Dutch Co-Issuer and its Restricted Subsidiaries, determined on a pro forma basis as set forth in the definition of Fixed Charge Coverage Ratio.

“Transactions” means the transactions contemplated by the Purchase Agreement and as described in the Offering Circular under the heading “The Transactions,” including the borrowings under the Senior Credit Agreement and the issuance of the Notes and the Euro Senior Secured Notes and the payment of related fees and expenses.

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under this Indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” has the meaning set forth in the preamble hereto.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of the Common Depositary and registered in the name of Citivic Nominees Limited, as nominee of the Common Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Dutch Co-Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Dutch Co-Issuer pursuant to Section 3.14; and

(2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Co-Issuer” has the meaning set forth in the preamble hereto.

“U.S. Guarantor” means any Guarantor that (1) is organized under the laws of the United States, any state thereof or the District of Columbia or any territory thereof, (2) is not a Subsidiary of a CFC and (3) is not a CFC Holdco.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100.0% of the outstanding Capital Stock or other ownership interests of which (other than directors’

qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section

“2002 Law”	10.1(o)(i)
“actual knowledge”	7.2(g)
“Additional Amounts”	2.15
“Additional First Lien Obligations”	11.3
“Additional Notes”	2.2
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(d)
“Amount”	10.1(o)(i)
“Asset Sale Offer”	3.7(c)
“Attorney”	11.1(g)
“Authenticating Agent”	2.2
“Authentication Order”	2.2
“Change in Tax Law”	5.9(b)
“Change of Control Offer”	3.9(b)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(b)(iii)
“Collateral Custodian”	11.1(g)
“covenant defeasance option”	8.1(c)
“Covenant Suspension Event”	3.15(a)
“cross-stream guarantee”	10.1(k)
“Defaulted Interest”	2.12
“Directive”	2.3
“Event of Default”	6.1
“Excess Proceeds”	3.7(c)
“French Guarantor”	10.1(m)
“German Guarantor”	10.1(n)
“Guarantor Obligations”	10.1(a)
“IPO”	3.4(b)(iv)
“legal defeasance option”	8.1(c)
“Luxembourg Guarantor”	10.1(o)(i)
“Luxembourg Subordinated Debt”	10.1(o)(i)
“Offer Amount”	5.8(a)
“Offer Period”	5.8(a)
“Offer to Repurchase”	5.8
“Parallel Debt”	11.7
“Paying Agent”	2.3
“Payor”	2.15
“Permitted Debt”	3.3(b)
“Purchase Date”	5.8(a)
“Redemption Date”	5.4
“Refinancing Indebtedness”	3.3(b)(xiv)
“Refunding Capital Stock”	3.4(b)(ii)(a)

Term	Defined in Section

“Registrar”	2.3
“Relevant Taxing Jurisdiction”	2.15
“Resale Restriction Termination Date”	2.1(c) and (d)
“Restricted Payments”	3.4(a)
“Retired Capital Stock”	3.4(b)(ii)(a)
“Reversion Date”	3.15(b)
“Special Interest Payment Date”	2.12(a)
“Special Record Date”	2.12(a)
“Successor Company”	4.1(a)(i)
“Successor Guarantor”	4.1(b)(i)
“Suspended Covenants”	3.15(a)
“Suspension Period”	3.15(b)
“Swedish Guarantor”	10.1(l)
“Swiss Available Amount”	10.1(k)
“Swiss Guarantor”	10.1(k)
“Taxes”	2.15
“Tax Redemption Date”	5.9
“Unpaid Amount”	3.4(b)(ii)(c)
“up-stream guarantee”	10.1(k)

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) (i) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; (ii) Secured Indebtedness shall not be deemed to be subordinated or junior to other Secured Indebtedness merely because it has a junior priority with respect to the same collateral; and (iii) Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral;

(g) references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and

(i) the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

ARTICLE II

The Notes

SECTION 2.1. Form and Dating.

(a) The Notes and the Trustee’s (or, as applicable, the Authenticating Agent’s) certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part hereof. The Notes may have notations, legends or endorsements approved as to form by the Issuers, and required by law, stock exchange rule, agreements to which the Issuers are subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

(b) The Notes shall initially be issued in the form of one or more Global Notes. Each Global Note (i) shall be deposited with, or on behalf of, the Common Depositary for the accounts of Euroclear and Clearstream, (ii) registered in the name of Citivic Nominees Limited, as the nominee of the Common Depositary and (iii) shall bear a Global Note Legend in substantially the following form:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

(c) Except as permitted by Section 2.6(g), any Note not registered under the Securities Act shall bear the following Private Placement Legend on the face thereof:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES

ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.

(d) The Temporary Regulation S Global Note shall bear a legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 of REGULATION S) IN RELIANCE ON REGULATION S, (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR

RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.

Members of, or Participants in, the Common Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary or by the Trustee and the Common Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of the Global Note for all purposes whatsoever, including but not limited to notices and payments. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by Euroclear or Clearstream or impair, as between Euroclear and Clearstream and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

SECTION 2.2. Form of Execution and Authentication. An Officer shall sign the Notes for each of the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate, or cause the Authenticating Agent to authenticate, (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of €250,000,000, and (ii) subject to compliance with Section 3.3, one or more series of Notes (“Additional Notes”) for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A) in an unlimited amount, in each case upon written order of each of the Issuers signed by an Officer of each of the Issuers (an “Authentication Order”), which Authentication Order shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Section 3.3. In addition, each such Authentication Order shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes or Additional Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes. Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of Citivic Nominees Limited, as the nominee of the Common Depositary and (iii) shall be deposited with, or at the direction of, the Common Depositary for the accounts of Euroclear and Clearstream.

The Issuers shall have the right to designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Initial Notes. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Initial Notes will constitute a different series of Notes from the Initial Notes. Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Initial Notes will be treated as the same series as the Initial Notes unless otherwise designated by the Issuers. Except as otherwise provided in Section 9.2(a), the Initial Notes and any Additional Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter. Holders of Additional Notes actually issued will share equally and ratably in the Collateral with Holders of the Initial Notes. The Issuers shall also have, subject to the provisions of Section 9.2(a), the right to vary the application of the provisions of this Indenture to any series of Additional Notes, but not in respect of the security interest in the Collateral of the Additional Notes, which shall be secured equally and ratably with the Initial Notes.

The Initial Notes and any Additional Notes shall be resold initially only to (A) QIBs and (B) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes and Additional Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S .

The Trustee may appoint an authenticating agent (each, an “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with the Issuers or any Affiliate of the Issuers. The Trustee hereby initially appoints Citibank N.A., London Branch, as Authenticating Agent. Citibank N.A., London Branch, hereby accepts such initial appointment and the Issuers hereby confirm that such initial appointment is acceptable to them.

SECTION 2.3. Registrar and Paying Agent. The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) to the extent required, an office or agency in a city to be determined where Notes may be presented for payment (“Paying Agent”). The Issuers shall ensure, to the extent practicable and permitted by law, that they maintain a Paying Agent in a European Union member state that will not be obligated to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income (the “Directive”). The Issuers initially appoint Citigroup Global Markets Deutschland AG as Registrar and Citibank N.A., London Branch as Paying Agent, in each case, with respect to the Notes. The Registrar shall keep a register of the Notes and of their transfer and exchange and, upon written request from the Issuers, the Registrar shall provide the Issuers with a copy of such register to enable them to maintain a register of the Notes at their registered offices. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder. The Issuers shall notify the Trustee in writing and the Trustee shall notify the Holders of the name and address of any Agent not a party to this Indenture. The Issuers shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions hereof that relate to such Agent. The Issuers shall notify the Trustee in writing of the name and address of any such Agent. If the Issuers fail to maintain a Registrar or Paying Agent in accordance with this Section 2.3, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.6.

To the extent that and for so long as the Notes are listed on the Irish Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market of the Irish Stock Exchange, copies of this Indenture and any supplement thereto may be inspected at the office of the Ireland listing agent appointed by the Issuers.

SECTION 2.4. Paying Agent to Hold Money. The Issuers shall require each Paying Agent to agree in writing that the Paying Agent shall hold for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Issuers in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than either of the Issuers) shall have no further liability for the money delivered to the Trustee. If either of the Issuers acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

SECTION 2.5. Lists of Holders of the Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar and Paying Agent, the Issuers shall furnish to the Trustee and Paying Agent at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee and Paying Agent may reasonably require of the names and addresses of Holders, including the aggregate principal amount of the Notes held by each thereof, and the Issuers shall otherwise comply with TIA § 312(a).

SECTION 2.6. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except, as a whole, by the Common Depositary to a nominee of the Common Depositary, by a nominee of the Common Depositary to the Common Depositary or to another nominee of the Common Depositary, or by the Common Depositary or any such nominee to a successor Common Depositary or a nominee of such successor Common Depositary. Global Notes shall be exchanged by the Issuers for Definitive Notes, subject to any applicable laws, only (i) if the Issuers deliver to the Trustee written notice from the Depositary that the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or that is it is no longer a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor Depositary within 120 days after the date of such notice from the Depositary; or (ii) if an Event of Default shall have occurred and is continuing with respect to the Notes and the Depositary shall have requested in writing (or a beneficial owner shall have requested in writing delivered through the Depositary) the issuance of Definitive Notes following such occurrence. In any such case, the Issuers shall notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, certificated Notes shall be issued to each Person that such Participants, Indirect Participants and the Depositary jointly identify as being the beneficial owner of the related Notes. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a). However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b) or (c) below.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through Euroclear and Clearstream, in accordance with the provisions hereof and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Temporary Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser) unless permitted by applicable law and made in compliance with Sections 2.6(b)(ii) and (iii) below. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i) unless specifically stated above.

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream in accordance with the Applicable Procedures directing Euroclear or Clearstream, as applicable, to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream in accordance with the Applicable Procedures directing Euroclear or Clearstream, as applicable, to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by Euroclear or Clearstream to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Temporary Regulation S Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(i) below.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee shall take delivery in the form of a beneficial interest in the Temporary Regulation S Global Note or the Permanent Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above, and

(A) the Registrar receives the following:

(y) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(z) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel of the Holder or the Issuers (except in the case the Issuers have so requested) in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(i) below, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Common Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.6(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) the Registrar receives the following:

(y) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(z) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof, and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel of the Holder or the Issuers (except in the case the Issuers have so requested) in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) above, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(i) below, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate an Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Common Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Paying Agent shall cancel the Restricted Definitive Note, and the Registrar shall increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) the Registrar receives the following:

(y) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(z) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel of the Holder or the Issuers (except in the case the Issuers have so requested) in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Paying Agent shall cancel the Definitive Notes and the Registrar shall increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Paying Agent shall cancel the applicable Unrestricted Definitive Note and the Registrar shall increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to (d)(ii)(A) or (d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(i) Transfer of Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including, if the Issuers so request, a certification and/or Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such transfer is in compliance with the Securities Act.

(ii) Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if

(A) the Registrar receives the following:

(y) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(z) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuers so request, an Opinion of Counsel of the Holder or the Issuers (except in the case the Issuers so request) in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Temporary Regulation S Global Note.

(i) Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Temporary Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary and registered in the name of the nominee of the Common Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

(ii) During the Restricted Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred (A) to the Issuers, (B) in an offshore transaction in accordance with Rule 904 of Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note) or (C) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States; and beneficial interests in a 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Registrar a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(iii) Within a reasonable period after expiration or termination of the Restricted Period, beneficial interests in each Temporary Regulation S Global Note shall be exchanged for beneficial interests in a Permanent Regulation S Global Note upon delivery to the Common Depositary of the certification of compliance and the transfer of applicable Notes pursuant to the Applicable Procedures. Simultaneously with the authentication of the corresponding Permanent Regulation S Global Note, the Paying Agent shall cancel the corresponding Temporary Regulation S Global Note. The aggregate principal amount of a Temporary Regulation S Global Note and a Permanent Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Common Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(iv) Notwithstanding anything to the contrary in this Section 2.6, a beneficial interest in the Temporary Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(g) Private Placement Legend.

(i) Except as permitted by subparagraph (ii) below, each Restricted Global Note and each Restricted Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

(ii) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(h) Global Note Legend. Each Global Note shall bear the Global Note Legend.

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Paying Agent in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Common Depositary at the direction of the Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Common Depositary at the direction of the Registrar to reflect such increase.

(j) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(ii) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.7, 3.9, 5.7, 5.8 and 9.4).

(iii) [Intentionally omitted].

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Registrar nor the Issuers shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Registrar, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Registrar, the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile or electronically.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x) Neither the Trustee, the Issuers nor any Agent shall have any responsibility for any actions taken or not taken by the Common Depositary.

(xi) Affiliates of the Issuers, including investment funds affiliated with the Sponsor, may acquire, hold and dispose of the Notes and exercise voting, consent and other similar rights with respect to such Notes (subject to the express restrictions contained in this Indenture).

(k) Public Offer Test.

(i) Neither the Notes nor any interest in the Notes may be acquired by or transferred to any person known or suspected by either Issuer or any Australian Party to be an Associate of any Issuer, any Australian Party or any other Guarantor that is a tax resident in Australia or acting as Guarantor through a Permanent Establishment in Australia.

(ii) Each Holder that acquires Notes (or an interest in the Notes) or to whom Notes are (or an interest in the Notes is) transferred is deemed to represent and warrant that, except as disclosed to the Issuers and each Australian Party, it is not, so far as its relevant officers involved in the transaction on a day to day basis are actually aware, an Offshore Associate of any Issuer, any Australian Party or any other Guarantor that is a tax resident in Australia or acting as Guarantor through a Permanent Establishment in Australia.

SECTION 2.7. Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuers and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met. The Holder must supply indemnity or security sufficient in the judgment of the Trustee (with respect to the

Trustee) and the Issuers (with respect to the Issuers) to protect the Issuers, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.

Every replacement Note is an obligation of the Issuers.

SECTION 2.8. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by the Paying Agent, those delivered to the Registrar for cancellation and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 3.1 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.9, a Note does not cease to be outstanding because either of the Issuers, a Subsidiary of either of the Issuers or an Affiliate of either of the Issuers holds the Note.

SECTION 2.9. Treasury Notes. In determining whether the Holders of the requisite majority of outstanding Notes have concurred in any request, demand, authorization, direction, notice, waiver or consent (other than in respect of any action pursuant to Section 9.2(a), which requires the consent of each Holder of an affected Note), Notes owned by the Issuers, any Subsidiary of either of the Issuers or any Affiliate of either of the Issuers shall be disregarded and considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, waiver or consent, only Notes which a Trust Officer actually knows to be owned by the Issuers, any Subsidiary of either of the Issuers, or any Affiliate of either of the Issuers shall be considered as not outstanding. Upon request of the Trustee, the Issuers shall promptly furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuers to be owned or held by or for the account of any of the above-described persons, and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

SECTION 2.10. Temporary Notes. Until Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall upon receipt of an Authentication Order authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate Definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11. Cancellation. The Issuers at any time may deliver Notes to the Paying Agent for cancellation. The Paying Agent shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act and the Paying Agent), and shall procure that the Registrar makes the corresponding entries in the register. Upon the written request of the Issuers, the Paying Agent shall deliver copies of such canceled Notes to the Issuers. The Issuers may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Paying Agent for cancellation.

SECTION 2.12. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such interest at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuers, at their election in each case, as provided in clause (a) or (b) below:

(a) The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice unless a shorter period shall be acceptable to the Trustee) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Issuers shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Issuers shall promptly notify the Trustee of such Special Record Date and shall, or at the written request and in the name and expense of the Issuers, the Trustee shall, cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuers to the Trustee of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. ISIN and Common Code Numbers. The Issuers in issuing the Notes may use “ISIN” and/or “Common Code” numbers (if then generally in use). The Trustee shall not be responsible for the use of ISIN or Common Code numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders. The Issuers shall promptly notify the Trustee in writing of any change in the ISIN or Common Code numbers. A separate ISIN or Common Code number will be issued for any Additional Notes, unless (i) the Initial Notes and such Additional Notes have the same maturity date, interest rate and optional redemption provisions and are treated as “fungible” for U.S. federal income tax purposes, (ii) both the Initial Notes and such Additional Notes are issued in the same series (as set forth in Section 2.2) without (or with less than a de minimis amount of) original issue discount for U.S. federal income tax purposes or (iii) another then-recognized identifier is used.

SECTION 2.14. Record Date. The Record Date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

SECTION 2.15. Additional Amounts. All payments made by any Issuer or any Guarantor or any successor in interest to any of the foregoing (each, a “Payor”) on or with respect to the Notes or any Guarantee will be made without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other similar governmental charge (collectively, “Taxes”) unless such withholding or deduction is required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(a) any jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having power to tax) from or through which payment on the Notes or any Guarantee is made by such Payor, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(b) any other jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having the power to tax) in which a Payor that actually makes a payment on the Notes or its Guarantee is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax,

(each of clause (a) and (b), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Notes or any Guarantee, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts that would have been received in respect of such payments on the Notes or the Guarantees in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(i) any Taxes that would not have been so imposed or levied but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant Holder, if such Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Notes or the receipt of any payment in respect thereof;

(ii) any Taxes that would not have been so imposed or levied if the Holder of the Note had complied with a reasonable request in writing of the Payor (such request being made at a time that would enable such holder acting reasonably to comply with that request) to make a declaration of nonresidence or any other claim or filing or satisfy any certification, information or reporting requirement for exemption from, or reduction in the rate of, withholding to which it is entitled (provided that such declaration of nonresidence or other claim, filing or requirement is required by the applicable law, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes);

(iii) any Taxes that are payable otherwise than by withholding from a payment on the Notes or any Guarantee;

(iv) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(v) any Taxes that are required to be deducted or withheld on a payment pursuant to the Directive or any law implementing, or introduced in order to conform to, the Directive;

(vi) any Taxes imposed in connection with a Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union;

(vii) any Taxes imposed pursuant to the Directive, or any law implementing or complying with, or introduced in order to conform to, the Directive;

(viii) any Taxes payable under Sections 1471 through 1474 of the Code, as of the date of the Offering Circular (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements (including any intergovernmental agreements) entered into pursuant thereto; or

(ix) any combination of the above.

Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is required) within 30 days after the relevant payment was first made available for payment to the Holder or (y) where, had the beneficial owner of the Note been the Holder of the Note, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (i) to (viii) inclusive above.

The Payor will (1) make any required withholding or deduction and (2) remit the full amount deducted or withheld to the relevant taxing authority of the Relevant Taxing Jurisdiction in accordance with applicable law. Upon request, the Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each relevant taxing authority of each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. If, notwithstanding the efforts of such Payor to obtain such receipts, the same are not obtainable, such Payor will provide the Trustee with other reasonable evidence. Such receipts or other evidence will be made available by the Trustee to Holders on request.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Notes, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee and the Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor shall deliver such Officer’s Certificate and such other information as promptly as practicable after the date that is 30 days prior to the payment date, but no less than five Business Days prior thereto, and otherwise in accordance with the requirements of Euroclear or Clearstream, as applicable).

Wherever in this Indenture, the Notes or any Guarantee there is mentioned, in any context:

(1) the payment of principal,

(2) redemption prices or purchase prices in connection with a redemption or purchase of Notes,

(3) interest, or

(4) any other amount payable on or with respect to any of the Notes or any Guarantee,

such reference shall be deemed to include payment of Additional Amounts as described in this Section 2.15 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes that arise in any Relevant Taxing Jurisdiction from the execution, delivery, issuance, initial resale, registration or enforcement of any Notes, this Indenture or any other document or instrument in relation thereto (other than a transfer of the Notes). The foregoing obligations will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for Tax purposes or any political subdivision or taxing authority or agency thereof or therein.

The Issuer and Guarantors shall ensure that no proceeds raised under the Notes will be used in a manner which would constitute a “use of proceeds in Switzerland” as interpreted by Swiss tax authorities for the purposes of Swiss Withholding Tax (Verrechnungssteuer), except and to the extent that a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung) has been obtained confirming that the intended “use of proceeds in Switzerland” if guaranteed by a Swiss resident Guarantor does not result in the Notes qualifying as a Swiss notes issue for Swiss Withholding Tax purposes.

SECTION 2.16. Conversion of Currency. The euro is the sole currency of account and payment for all sums payable by the Issuers or any Guarantor under or in connection with the Notes, this Indenture and the Guarantees, including damages. Any amount with respect to the Notes, Indenture or Guarantees received or recovered in a currency other than euros, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers or any Guarantor or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuers or any Guarantor will only constitute a discharge to the Issuers or any Guarantor to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that euro amount is less than the euro amount expressed to be due to the recipient or the Trustee, the Issuers and each Guarantor will indemnify such recipient and/or the Trustee against any loss sustained by it as a result. In any event, the Issuers and each Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein, for the holder of a Note or the Trustee to certify in a manner satisfactory to the Issuers (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuers’ and each Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any note or to the Trustee. For the purposes of this indemnity, it will be sufficient for the Trustee or such recipient, as applicable, to certify (indicating the sources of information used) that it would have suffered a loss had the actual purchase of euro been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of euro on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above).

ARTICLE III

Covenants

SECTION 3.1. Payment of Notes. The Issuers shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m. (London time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes.

The Issuers shall procure payment confirmation on or prior to the second Business Day preceding payment. The Paying Agent shall not be bound to make payment until satisfied that full payment has been received by such Paying Agent from the Issuers in cleared funds by 10:00 a.m. London time on the date due.

Notwithstanding anything to the contrary contained in this Indenture, the Issuers may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder. Either Issuer or any other Payor may withhold from any interest payment made on any Note to or for the benefit of any Person who is not a “United States person” (as such term is defined for U.S. federal income tax purposes) U.S. federal withholding tax, and pay such withheld amounts to the Internal Revenue Service, unless such Person provides documentation to such Issuer or other Payor such that an exemption from U.S. federal withholding tax would apply to such payment if interest on such Note were treated entirely as income from sources within the United States for U.S. federal income tax purposes.

SECTION 3.2. Reports and Other Information.

(a) Dutch Co-Issuer shall provide to the Trustee and, upon request, to the Holders a copy of all of the following information and reports:

(i) within 90 days (145 days for the fiscal year ended December 31, 2012) after the end of each fiscal year (or such longer period as may be permitted by the SEC if Dutch Co-Issuer were then subject to SEC reporting requirements as a non-accelerated filer), annual audited financial statements for such fiscal year including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and a report on the annual financial statements by Dutch Co-Issuer’s independent registered public accounting firm (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Circular),

(ii) within 45 days (90 days for the first fiscal quarter ending after the Issue Date and 60 days for the second fiscal quarter ending after the Issue Date) after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if Dutch Co-Issuer were then subject to SEC reporting requirements as a non-accelerated filer), unaudited financial statements for the interim period as of, and for the period ending on, the end of such fiscal quarter including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Circular), and

(iii) within the time period specified for filing current reports on Form 8-K by the SEC, current reports containing information substantially similar to the information that would be required to be filed in a Current Report on Form 8-K under the Exchange Act as in effect on the Issue Date pursuant to Sections 1 and 4, and Items 2.01, 2.03, 2.04, 2.05, 5.01, 5.02(a)(1), 5.02(b), 5.02(c)(1) and (3), 5.02(d)(1), (2), (3) and (4) (other than compensation information), 5.03(b) and Item 9.01 (only to the extent relating to any of the foregoing) of Form 8-K (but excluding, for the avoidance of doubt, financial statements and exhibits that would be required pursuant to Item 9.01 of Form 8-K, other than financial statements and pro forma financial information required pursuant to clause (a) or (b) of Item 9.01 of Form 8-K (in each case relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K) to the extent available (as determined by Dutch Co-Issuer in good faith, which determination shall be conclusive)) if Dutch Co-Issuer were a reporting company under the Exchange Act; provided that no such current report shall be required to be furnished if Dutch Co-Issuer determines in its good faith judgment that such event is not material to Holders or to the business, assets, operations, financial position or prospects of Dutch Co-Issuer and its Restricted Subsidiaries, taken as a whole, or if Dutch Co-Issuer determines in its good faith judgment that such disclosure would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of Dutch Co-Issuer and its Restricted Subsidiaries, taken as a whole; provided, further, that such non-disclosure shall be limited only to those specific provisions that would cause material competitive harm and not the occurrence of the event itself;

provided, however, that in addition to providing such information to the Trustee and, upon request, the Holders, Dutch Co-Issuer will make available to the Holders, prospective investors in the Notes, market makers in the Notes affiliated with any Initial Purchaser and securities analysts (to the extent providing analysis of investment in the Notes) such information by (A) posting to the website of either of the Issuers or on IntraLinks or any comparable password-protected online data system, in each case, within 15 days after the time Dutch Co-Issuer would be required to provide such information pursuant to clause (i), (ii) or (iii) above, as applicable, or (B) otherwise providing substantially comparable availability of such reports (as determined by Dutch Co-Issuer in good faith) (it being understood that, without limitation, making such reports available on Bloomberg or another comparable private electronic information service shall constitute substantially comparable availability).

(b) Notwithstanding the foregoing, (i) Dutch Co-Issuer shall not be required to furnish any information, certificates or reports required by (A) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (B) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (ii) such reports shall not be required to contain the separate financial statements or other information contemplated by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (iii) to the extent pro forma financial information regarding the Transactions is required to be provided by Dutch Co-Issuer, Dutch Co-Issuer may provide only pro forma revenues, net income, income before extraordinary items and the cumulative effect of accounting changes, EBITDA, Adjusted EBITDA (as such term is defined in the Offering Circular), senior secured debt, total debt and capital expenditures in lieu thereof and (iv) such reports shall not be required to present compensation or beneficial ownership information.

(c) For so long as Dutch Co-Issuer has designated certain of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required to be provided by this Section 3.2 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of Dutch Co-Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Dutch Co-Issuer.

(d) In addition, to the extent not satisfied by the foregoing, Dutch Co-Issuer shall agree that, for so long as any Notes are outstanding, it shall furnish to Holders and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

(e) Notwithstanding the foregoing, the financial statements, information, auditors’ reports and other documents required to be provided as described above, may be, rather than those of Dutch Co-Issuer, those of any direct or indirect parent of Dutch Co-Issuer; provided that, if the financial information so furnished relates to such direct or indirect parent of Dutch Co-Issuer, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Dutch Co-Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

(f) Dutch Co-Issuer will be deemed to have satisfied the reporting requirements of Section 3.2(a) if Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer has filed such reports containing such information (including the information required pursuant to the first sentence of Section 3.2(e), which, for the avoidance of doubt, need not be filed with the SEC via EDGAR to the extent it is otherwise provided to Holders pursuant to this Section 3.2) with the SEC via the EDGAR (or successor) filing system within the applicable time periods required by the SEC and such reports are publicly available.

(g) So long as Notes are outstanding, Dutch Co-Issuer shall also:

(i) promptly after furnishing to the Trustee the annual and quarterly reports required by Sections 3.2(a)(i) and (ii), hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(ii) post to its website or on IntraLinks or any comparable password-protected online data system, which shall require a confidentiality acknowledgment (but not restrict the recipients of such information from trading securities of Dutch Co-Issuer or its affiliates), prior to the date of the conference call required to be held in accordance with Section 3.2(g)(i), the time and date of such conference call and either all information necessary to access the call or inform the Holders, prospective investors in the Notes, market makers in the Notes affiliated with any Initial Purchaser and securities analysts (to the extent providing analysis of an investment in the Notes) how they can obtain such information, including, without limitation, the applicable password or other login information.

(h) Any Person who requests or accesses such financial information or seeks to participate in any conference calls required by this covenant shall be required to represent to the Issuers (to the Issuers’ reasonable good faith satisfaction) that:

(i) it is a Holder of the Notes, a beneficial owner of the Notes, a prospective investor in the Notes or a market maker in the Notes;

(ii) it shall not use the information in violation of applicable securities laws or regulations;

(iii) it shall keep such provided information confidential and shall not communicate the information to any Person; and

(iv) it is not a Person (which includes such Person’s Affiliates) that (i) is principally engaged in a Similar Business or (ii) derives a significant portion of its revenues from operation of a Similar Business.

(i) Delivery of reports, information and documents (including without limitation reports contemplated under this Section 3.2) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 3.3. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (1) Dutch Co-Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (2) Dutch Co-Issuer shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Dutch Co-Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio for Dutch Co-Issuer and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Non-Guarantor Subsidiaries shall not exceed the greater of (x) $200.0 million and (y) 3.00% of Total Assets, at any one time outstanding, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom).

(b) The foregoing limitations shall not apply to (collectively, “Permitted Debt”):

(i) the Incurrence by Dutch Co-Issuer or its Restricted Subsidiaries of Indebtedness under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed $3,635.0 million outstanding at any one time;

(ii) the Incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Guarantees thereof, as applicable;

(iii) Indebtedness of Dutch Co-Issuer and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in clause (i) or (ii)), including the Dollar Notes (but not including any additional notes issued under the Dollar Notes Indenture);

(iv) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by Dutch Co-Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by Dutch Co-Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness arising from the conversion of obligations of Dutch Co-Issuer or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Dutch Co-Issuer or such Restricted Subsidiary, in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (iv), not to exceed the greater of (x) $150.0 million and (y) 2.25% of Total Assets, at any one time outstanding;

(v) Indebtedness Incurred by Dutch Co-Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, (x) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (y) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(vi) Indebtedness arising from agreements of Dutch Co-Issuer or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of either of the Issuers in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of Dutch Co-Issuer to a Restricted Subsidiary; provided that (x) such Indebtedness owing to a Non-Guarantor Subsidiary shall be subordinated in right of payment to the Issuers’ Obligations with respect to the Notes and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Dutch Co-Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to Dutch Co-Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Dutch Co-Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary owing to Dutch Co-Issuer or another Restricted Subsidiary; provided that (x) if U.S. Co-Issuer or a Guarantor Incurs such Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is subordinated in right of payment to U.S. Co-Issuer’s Obligations with respect to the Notes or Guarantee of such Guarantor, as applicable, and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Dutch Co-Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations Incurred in the ordinary course of business (and not for speculative purposes);

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by Dutch Co-Issuer or any Restricted Subsidiary;

(xii) Indebtedness or Disqualified Stock of Dutch Co-Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of (x) $225.0 million and (y) 3.50% of Total Assets, at any one time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding pursuant to this clause (xii) but shall be deemed Incurred and outstanding pursuant to Section 3.3(a) from and after the first date on which Dutch Co-Issuer, or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 3.3(a));

(xiii) any guarantee by Dutch Co-Issuer or a Restricted Subsidiary of Indebtedness or other obligations of Dutch Co-Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by Dutch Co-Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture;

(xiv) the Incurrence by Dutch Co-Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than, Indebtedness Incurred or Disqualified Stock or Preferred Stock issued, as permitted under Section 3.3(a) or Section 3.3(b)(ii), (iii), (xiv), (xv), (xviii) or (xxx) or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to pay premiums (including reasonable tender premiums), defeasance costs and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired;

(2) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(3) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(4) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or a Guarantor, or (y) Indebtedness or Disqualified Stock of Dutch Co-Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xv) Indebtedness, Disqualified Stock or Preferred Stock (i) of Dutch Co-Issuer or any of its Restricted Subsidiaries Incurred to finance an acquisition of any assets (including Capital Stock), business or Person and (ii) of any Person that is acquired by Dutch Co-Issuer or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with Dutch Co-Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(1) Dutch Co-Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2) the Fixed Charge Coverage Ratio of Dutch Co-Issuer is equal to or greater than immediately prior to such acquisition, merger, consolidation or amalgamation;

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvii) Indebtedness of Dutch Co-Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xviii) Contribution Indebtedness;

(xix) Indebtedness of Dutch Co-Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $200.0 million and (y) 3.00% of Total Assets, at any one time outstanding (it being understood that any Indebtedness Incurred pursuant to this clause (xx) shall cease to be deemed Incurred or outstanding pursuant to this clause (xx) but shall be deemed Incurred and outstanding pursuant to Section 3.3(a) from and after the first date on which such Non-Guarantor Subsidiary could have Incurred such Indebtedness pursuant to Section 3.3(a));

(xxi) Indebtedness of a joint venture to Dutch Co-Issuer or a Restricted Subsidiary and to the other holders of Equity Interests of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness of such joint venture owed to such holders of its Equity Interests does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders;

(xxii) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Dutch Co-Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xxiii) Indebtedness owed on a short-term basis to banks and other financial institutions Incurred in the ordinary course of business of Dutch Co-Issuer and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash pooling arrangements, to manage cash balances of Dutch Co-Issuer and the Restricted Subsidiaries, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts;

(xxiv) Indebtedness consisting of Indebtedness issued by Dutch Co-Issuer or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members or former spouses, in each case to finance the purchase or redemption of Equity Interests of Dutch Co-Issuer or any direct or indirect parent company of Dutch Co-Issuer to the extent described in Section 3.4(b)(iv);

(xxv) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi) Indebtedness Incurred by Dutch Co-Issuer or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(xxvii) Indebtedness Incurred by Dutch Co-Issuer or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(xxviii) (i) guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness Incurred by Dutch Co-Issuer or a Restricted Subsidiary as a result of leases entered into by Dutch Co-Issuer or such Restricted Subsidiary in the ordinary course of business on behalf of customers for equipment to be used by Dutch Co-Issuer or such Restricted Subsidiary, such customers or a subcontractor in providing services to a customer and for which Dutch Co-Issuer or such Restricted Subsidiary shall be reimbursed by such customer;

(xxix) the incurrence by Dutch Co-Issuer or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness Incurred by Permitted Joint Ventures; provided that the aggregate principal amount of Indebtedness guaranteed pursuant to this clause (xxix) does not at any one time outstanding exceed the greater of (x) $50.0 million and (y) 0.75% of Total Assets;

(xxx) Indebtedness, Disqualified Stock or Preferred Stock of Dutch Co-Issuer or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or liquidation preference that, when taken together with any Refinancing Indebtedness in respect thereof, does not exceed $125.0 million in the aggregate at any one time outstanding together with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and/or Preferred Stock issued or Incurred pursuant to this clause (xxx);

(xxxi) Indebtedness arising as a result of (the establishment of) a fiscal unity (fiscale eenheid) between Dutch Co-Issuer and any Restricted Subsidiaries incorporated in the Netherlands; and

(xxxii) Indebtedness pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to Section 2:404(2) of the Dutch Civil Code).

(c) For purposes of determining compliance with this Section 3.3, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to the first paragraph of this covenant, Dutch Co-Issuer shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness under the Senior Credit Agreement Incurred on or prior to the Issue Date shall be deemed to have been Incurred pursuant to Section 3.3(b)(i) and Dutch Co-Issuer shall not be permitted to reclassify all or any portion of Indebtedness Incurred on the Issue Date pursuant to Section 3.3(b)(i). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus the aggregate amount of premiums (including reasonable tender premiums), defeasance costs and fees, discounts and expenses in connection therewith).

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 3.4. Limitation on Restricted Payments.

(a) Dutch Co-Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of Dutch Co-Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving Dutch Co-Issuer (other than (A) dividends or distributions by Dutch Co-Issuer payable solely in Equity Interests (other than Disqualified Stock) of Dutch Co-Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Dutch Co-Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer, including in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of either of the Issuers or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness of either of the Issuers or any Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause (vii) or (ix) of the definition of “Permitted Debt”); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, Dutch Co-Issuer could Incur $1.00 of additional Indebtedness under Section 3.3(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Dutch Co-Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clause (i) or (viii) of Section 3.4(b), but excluding all other Restricted Payments permitted by Section 3.4(b)), is less than the sum of, without duplication;

(1) 50.0% of the Consolidated Net Income of Dutch Co-Issuer for the period (taken as one accounting period) beginning on January 1, 2013 to the end of Dutch Co-Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(2) 100.0% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by Dutch Co-Issuer after the Issue Date from the issue or sale of Equity Interests of Dutch Co-Issuer (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options; plus

(3) 100% of the aggregate amount of contributions to the capital of Dutch Co-Issuer received in cash and the Fair Market Value of assets other than cash after the Issue Date (other than Excluded Equity); plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of Dutch Co-Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by Dutch Co-Issuer or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by Dutch Co-Issuer or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer (other than Excluded Equity); plus

(5) 100.0% of the aggregate amount received by Dutch Co-Issuer or any Restricted Subsidiary in cash and the Fair Market Value of assets other than cash received by Dutch Co-Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to Dutch Co-Issuer or a Restricted Subsidiary of Dutch Co-Issuer ) of Restricted Investments made by Dutch Co-Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Dutch Co-Issuer and its Restricted Subsidiaries by any Person (other than Dutch Co-Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments;

(B) the sale (other than to Dutch Co-Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by Dutch Co-Issuer or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by Dutch Co-Issuer or any Restricted Subsidiary)) of the Capital Stock of an Unrestricted Subsidiary; or

(C) any distribution or dividend from an Unrestricted Subsidiary; plus

(6) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Dutch Co-Issuer or a Restricted Subsidiary, in each case after the Issue Date, the Fair Market Value of the Investment of Dutch Co-Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 3.4(b)(x) or constituted a Permitted Investment).

(b) The provisions of Section 3.4(a) shall not prohibit:

(i) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer, or Subordinated Indebtedness of an Issuer or any Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer or contributions to the equity capital of Dutch Co-Issuer (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Restricted Subsidiary of Dutch Co-Issuer or to an employee stock ownership plan or any trust established by Dutch Co-Issuer or any of its Restricted Subsidiaries) of Refunding Capital Stock; and

(c) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.4(b)(vi) and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer) in an aggregate amount no greater than the Unpaid Amount;

(iii) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of an Issuer or any Guarantor made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof;

(iv) the purchase, retirement, redemption or other acquisition (or Restricted Payments to Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (other than Disqualified Stock) of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer or any Subsidiary of Dutch Co-Issuer or their estates. heirs, family members, former spouses or permitted transferees (including for all purposes of this clause (iv), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (iv) shall not exceed (x) $15.0 million in any calendar year or (y) subsequent to the consummation of an underwritten public Equity Offering of common stock of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer (an “IPO”), $30.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (1) $25.0 million in the aggregate in any calendar year or (2) subsequent to the consummation of an IPO, $40.0 million in the aggregate in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed;

(a) the cash proceeds received by Dutch Co-Issuer from the issuance or sale of Equity Interests (other than Disqualified Stock) of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer (to the extent contributed to Dutch Co-Issuer), in each case, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of Dutch Co-Issuer and its Restricted Subsidiaries or any direct or indirect parent of Dutch Co-Issuer that occurs after the Issue Date, other than in connection with, or pursuant to, the Equity Contribution; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount available for Restricted Payments under Section 3.4(a)(C); plus

(b) the cash proceeds of key man life insurance policies received by Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer (to the extent contributed to Dutch Co-Issuer ) and its Restricted Subsidiaries after the Issue Date; plus

(c) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of Dutch Co-Issuer and its Restricted Subsidiaries or any direct or indirect parent of Dutch Co-Issuer in connection with the Transactions that are foregone in return for the receipt of Equity Interests; less

(d) the amount of cash proceeds described in clause (a), (b) or (c) of this clause (iv) previously used to make Restricted Payments pursuant to this clause (iv) (provided that Dutch Co-Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year); in addition, cancellation of Indebtedness owing to Dutch Co-Issuer or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of Dutch Co-Issuer or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer from such Persons shall not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Indenture;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Dutch Co-Issuer or any of its Restricted Subsidiaries and any class or series of Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 3.3;

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) and the declaration and payment of dividends to Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Fixed Charge Coverage Ratio of Dutch Co-Issuer would have been at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by Dutch Co-Issuer from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

(vii) any Restricted Payments made in connection with the consummation of the Transactions or as contemplated by the Purchase Agreement, including any dividends, payments or loans made to Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer to enable it to make any such payments, in each case, as described in or contemplated by the Offering Circular;

(viii) the declaration and payment of dividends on Dutch Co-Issuer’s common stock (or the payment of dividends to any direct or indirect parent of Dutch Co-Issuer to fund the payment by any direct or indirect parent of Dutch Co-Issuer of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received by Dutch Co-Issuer from any public offering of common stock or contributed to Dutch Co-Issuer by any direct or indirect parent of Dutch Co-Issuer from any public offering of common stock, other than public offerings with respect to Dutch Co-Issuer’s common stock registered on Form S-4 or S-8 and other than any public sale constituting Excluded Contributions;

(ix) Restricted Payments that are made with Excluded Contributions;

(x) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) not to exceed the greater of (x) $200.0 million and (y) 3.00% of Total Assets;

(xi) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of Dutch Co-Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under Sections 3.7 and 3.9; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuers (or a third party to the extent permitted by this Indenture) have made any required Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and have repurchased, redeemed, defeased, acquired or retired all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(xii) for so long as Dutch Co-Issuer is a member of a group filing a consolidated, combined, affiliated or unitary income tax return with Parent or any other direct or indirect parent of Dutch Co-Issuer, Restricted Payments to Parent or such other direct or indirect parent of Dutch Co-Issuer in amounts required for Parent or such other parent company to pay national, foreign, state and local income taxes imposed on such entity to the extent such income taxes are attributable to the income of Dutch Co-Issuer and its Subsidiaries; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that Dutch Co-Issuer and its Subsidiaries that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of national, foreign, state and local income taxes (as the case may be) in respect of such year if Dutch Co-Issuer and its Subsidiaries paid such income taxes directly on a separate company basis or as a standalone consolidated, combined, affiliated or unitary income tax group for such years and prior years (reduced by any such taxes paid directly by Dutch Co-Issuer or any Subsidiary);

(xiii) the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to Parent or any other direct or indirect parent of Dutch Co-Issuer, in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for Parent or any other direct or indirect parent of Dutch Co-Issuer to pay fees and expenses (including Related Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of Parent or any other direct or indirect parent of Dutch Co-Issuer, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Dutch Co-Issuer and its Subsidiaries;

(b) pay, if applicable, amounts equal to amounts required for Parent or any direct or indirect parent of Dutch Co-Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Dutch Co-Issuer (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, Dutch Co-Issuer or any Restricted Subsidiary Incurred in accordance with Section 3.3 (except to the extent any such payments have otherwise been made by any such Guarantor);

(c) pay fees and expenses incurred by Parent or any other direct or indirect parent of Dutch Co-Issuer related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Indenture and similar obligations under the Senior Credit Agreement and the Dollar Notes Indenture, (ii) any unsuccessful equity or debt offering of such parent and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by Dutch Co-Issuer or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to Dutch Co-Issuer or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Indenture;

(d) make payments to the Sponsor (i) pursuant to or contemplated by any Management Agreement solely to the extent such amounts are not paid directly by Dutch Co-Issuer or its Subsidiaries, or (ii) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments are (x) made pursuant to agreements with the Sponsor described in the Offering Circular or (y) approved in respect of such activities by a majority of the Board of Directors of Dutch Co-Issuer in good faith; and

(e) pay franchise and excise taxes and other fees, taxes and expenses required to maintain its organizational existence.

(xiv) (a) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (b) payments made or expected to be made by Dutch Co-Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer or any Subsidiary of Dutch Co-Issuer (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests and (c) loans or advances to officers, directors, employees, managers, consultants and independent contractors of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer or any Subsidiary of Dutch Co-Issuer in connection with such Person’s purchase of Equity Interests of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer; provided that no cash is actually advanced pursuant to this subclause (c) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(xv) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvi) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of Dutch Co-Issuer;

(xvii) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Dutch Co-Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(xviii) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of, or upon exercise or conversion of warrants, options or other securities exercisable or convertible into, Equity Interests of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer;

(xix) Investments in Unrestricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (xix) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of $125.0 million and 2.00% of Total Assets (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(xx) the making of payments to the Sponsor (a) pursuant to or contemplated by any Management Agreement or (b) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments are (i) made pursuant to agreements with the Sponsor described in the Offering Circular or (ii) approved in respect of such activities by a majority of the Board of Directors of Dutch Co-Issuer in good faith;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (x) of this Section 3.4(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. For purposes of clauses (xii) and (xiii) of this Section 3.4(b), taxes and Related Taxes shall include all interest and penalties with respect thereto and all additions thereto.

As of the Issue Date, all of Dutch Co-Issuer’s Subsidiaries shall be Restricted Subsidiaries. Dutch Co-Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Dutch Co-Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For purposes of this Section 3.4, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” Dutch Co-Issuer may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.5. Liens.

(a) The Issuers shall not, and shall not permit any Guarantor to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of either of the Issuers or such Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of Dutch Co-Issuer or such Guarantor, unless (1) in the case of Liens on any property or asset that does not constitute and is not required to be Collateral, the Notes and this Indenture (or a Guarantee in the case of Liens of a Guarantor) are secured equally and ratably with (or prior to, in the case such Lien secures any Subordinated Indebtedness) the Indebtedness secured by such Lien on the same property or asset of such Issuer or such Guarantor, as the case may be, for so long as such Indebtedness is so secured, and (2) in the case of Liens on any Collateral, the Notes and this Indenture (or a Guarantee in the case of Liens of a Guarantor) are secured by a Lien on such property or asset of either of such Issuer or such Guarantor, as the case may be, that is senior in priority to such Liens, for so long as such Indebtedness is so secured.

(b) Any Lien that is granted to secure the Notes or such Guarantee pursuant to Section 3.5(a) shall be automatically and unconditionally released and discharged at the same time as the release of the Lien (other than a release as a result of the enforcement of remedies in respect of such Lien or the Obligations secured by such Lien) that gave rise to the obligation to secure the Notes or such Guarantee under Section 3.5(a).

(c) If an Issuer or any Guarantor creates any Lien upon any property or assets to secure any First Lien Obligations, it must concurrently grant a first-priority Lien upon such property or assets as security for the Notes or the applicable Guarantee such that the property or assets subject to such Lien will constitute Collateral under this Indenture and the Notes Security Documents (except to the extent such property or assets constitutes cash or Cash Equivalents required to secure only letter of credit obligations under the Senior Credit Agreement).

(d) If an Issuer or any Guarantor creates any Lien upon any Collateral to secure any Subordinated Indebtedness or Indebtedness secured by a junior Lien, the Issuers, the Guarantors, the Collateral Agent, the Bank Collateral Agent and the representative of such secured Subordinated Indebtedness or junior Lien Indebtedness shall enter into an intercreditor agreement governing the relative rights of the First Lien Obligations and the secured Subordinated Indebtedness or Indebtedness secured by a junior Lien on terms and conditions reasonably satisfactory to the Bank Collateral Agent.

(e) The Issuers and the Guarantors shall not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Notes Security Documents, the Credit Agreement, the Credit Agreement Security Documents, the First Lien Debt Documents and the Intercreditor Agreement.

SECTION 3.6. Dividend and Other Payment Restrictions Affecting Subsidiaries. Dutch Co-Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to Dutch Co-Issuer or any of its Restricted Subsidiaries on its Capital Stock or (ii) pay any Indebtedness owed to Dutch Co-Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to Dutch Co-Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Dutch Co-Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions of Dutch Co-Issuer or any of its Restricted Subsidiaries in effect on the Issue Date, including pursuant to the Senior Credit Agreement and the other documents relating to the Senior Credit Agreement, the Dollar Notes Indenture and the notes, guarantees and other documents relating to the Dollar Notes Indenture and related Hedging Obligations;

(ii) this Indenture, the Notes and the Guarantees;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Dutch Co-Issuer or any Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into Dutch Co-Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that in connection with a merger under this clause (iv), if a Person other than Dutch Co-Issuer or such Restricted Subsidiary is the Successor Company with respect to such merger, any Subsidiary of such Person, or any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by Dutch Co-Issuer or such Restricted Subsidiary, as the case may be, at the time of such merger;

(v) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(vii) customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(viii) purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business to the extent such obligations impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(ix) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (c) above on the property subject to such lease;

(x) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(xi) other Indebtedness, Disqualified Stock or Preferred Stock of Dutch Co-Issuer or any Restricted Subsidiary that is Incurred subsequent to the Issue Date pursuant to Section 3.3; provided that (i) such encumbrances and restrictions contained in any agreement or instrument shall not materially affect the Issuers’ ability to make anticipated principal or interest payments on the Notes (as determined by Dutch Co-Issuer in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in this Indenture, the Dollar Notes Indenture or the Senior Credit Agreement (as determined by Dutch Co-Issuer in good faith);

(xii) any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 3.3 and 3.5 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(xiii) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of Dutch Co-Issuer or any Restricted Subsidiary in any manner material to Dutch Co-Issuer or any Restricted Subsidiary or (y) materially affect the Issuers’ ability to make future principal or interest payments on the Notes, in each case, as determined by Dutch Co-Issuer in good faith;

(xiv) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture; and

(xv) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of Dutch Co-Issuer, not materially more restrictive as a whole than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 3.6, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Dutch Co-Issuer or a Restricted Subsidiary to other Indebtedness Incurred by Dutch Co-Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 3.7. Asset Sales.

(a) Dutch Co-Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(i) Dutch Co-Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by Dutch Co-Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, however, that the amount of:

(1) any liabilities (as shown on Dutch Co-Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Dutch Co-Issuer or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or are otherwise extinguished in connection with the transactions relating to such Asset Sale) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies Dutch Co-Issuer or such Restricted Subsidiary, as the case may be, from further liability;

(2) any notes or other obligations or other securities or assets received by Dutch Co-Issuer or such Restricted Subsidiary from such transferee that are converted by Dutch Co-Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case within 180 days of the receipt thereof; and

(3) any Designated Non-cash Consideration received by Dutch Co-Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 2.25% of Total Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (ii).

(b) Within 365 days after Dutch Co-Issuer’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, Dutch Co-Issuer or such Restricted Subsidiary may apply an amount equal to the Net Cash Proceeds from such Asset Sale, at its option:

(i) to permanently reduce (x) First Lien Obligations of the Issuers or the Guarantors (provided that if the Issuers or any Guarantor shall so reduce First Lien Obligations other than the Notes, Dutch Co-Issuer shall (A) equally and ratably reduce Obligations under the Notes as provided in Section 5.1 or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, the principal amount of Notes that would otherwise be redeemed under clause (A) above) or (y) Indebtedness of a Non-Guarantor Subsidiary, in each case, other than Indebtedness owed to Dutch Co-Issuer or another Restricted Subsidiary (and, in each case, correspondingly reduce commitments with respect thereto);

(ii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets (other than working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business;

(iii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), properties (other than working capital assets) or assets (other than working capital assets) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(iv) any combination of the foregoing;

provided that Dutch Co-Issuer and its Restricted Subsidiaries shall be deemed to have complied with the provisions described in clause (ii) or (iii) of this Section 3.7(b) if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, Dutch Co-Issuer or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clauses (ii) and (iii) of this Section 3.7(b), and that investment is thereafter completed within 180 days after the end of such 365-day period.

(c) Pending the final application of any such amount of Net Cash Proceeds, Dutch Co-Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Indenture. Any amount of Net Cash Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in Section 3.7(b) shall be deemed to constitute “Excess Proceeds” (provided that any amount of proceeds offered to Holders pursuant to Section 3.7(b)(i)(x) or pursuant to an Asset Sale Offer made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders). When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuers shall make an offer (an “Asset Sale Offer”) to all Holders and, if required by the terms of any other First Lien Obligations, to all holders of such First Lien Obligations, to purchase the maximum principal amount of such Notes and other First Lien Obligations, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100.0% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price, if any, as may be provided by the terms of such other Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing such other First Lien Obligations. The Issuers shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by transmitting electronically or by mailing to Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. For Notes that are represented by Global Notes held on behalf of Euroclear or Clearstream, such notice may be given by delivery of such notice to Euroclear or Clearstream, as applicable, for communication to entitled account holders in substitution for the aforementioned mailing. The Issuers may satisfy the foregoing obligations with respect to such Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds prior to the expiration of the application period or by electing to make an Asset Sale Offer with respect to such Net Cash Proceeds before the aggregate amount of Excess Proceeds exceeds $50.0 million. To the extent that the aggregate amount of Notes and such other First Lien Obligations tendered or otherwise surrendered is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other First Lien Obligations tendered or otherwise surrendered by holders thereof exceeds the amount of Excess Proceeds, the Paying Agent shall select the Notes (and the Issuers or their agents shall select such other First Lien Obligations) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. To the extent the Excess Proceeds exceed the outstanding aggregate principal amount of the Notes (and, if required by the terms thereof, all other First Lien Obligations), the Issuers need only make an Asset Sale Offer up to the outstanding aggregate principal amount of Notes (and any such other First Lien Obligations), and any additional Excess Proceeds shall not be subject to this Section 3.7 and shall be permitted to be used for any purpose in the Issuers’ discretion.

(d) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.7 by virtue of such compliance.

(e) If more Notes are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Notes for purchase shall be made in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (so long as the Paying Agent knows of such listing) or if such Notes are not listed, on a pro rata basis (with adjustments so that only Notes in denominations of the minimum denomination of €100,000 or integral multiples of €1,000 in excess thereof shall be purchased), by lot or by such other method as the Paying Agent shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided, that the selection of Notes for purchase shall not result in a Holder with a principal amount of Notes less than the minimum denomination of €100,000. No Note will be repurchased in part if less than the minimum denomination of such Note would be left outstanding.

(f) Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or sent electronically, at least 30 but not more than 60 days before the purchase date to each Holder at such Holder’s registered address or otherwise in accordance with procedures of the applicable Clearing System. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Issuers default in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

SECTION 3.8. Transactions with Affiliates.

(a) Dutch Co-Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Dutch Co-Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $40.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to Dutch Co-Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Dutch Co-Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s length basis; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60.0 million, Dutch Co-Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of Dutch Co-Issuer, approving such Affiliate Transaction, together with an Officer’s Certificate certifying that the Board of Directors of Dutch Co-Issuer determined or resolved that such Affiliate Transaction complies with Section 3.8(a)(i).

(b) The provisions of Section 3.8(a) shall not apply to the following:

(i) (a) transactions between or among Dutch Co-Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of Dutch Co-Issuer and Parent or any other direct or indirect parent of Dutch Co-Issuer, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Dutch Co-Issuer and such merger or consolidation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) (a) Restricted Payments permitted by this Indenture and (b) Permitted Investments;

(iii) transactions in which Dutch Co-Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Dutch Co-Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(i);

(iv) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(v) any agreement or arrangement as in effect as of the Issue Date (other than the Management Agreement) or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not materially disadvantageous to the Holders when taken as a whole as compared to the original agreement as in effect on the Issue Date) or any transaction or payments contemplated thereby;

(vi) the Management Agreement or any transaction or payments (including reimbursement of out-of-pocket expenses) contemplated thereby;

(vii) the existence of, or the performance by Dutch Co-Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Purchase Agreement, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Dutch Co-Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new agreement are not otherwise disadvantageous to the Holders, in the good faith judgment of the Board of Directors of Dutch Co-Issuer, in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Issue Date;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to Dutch Co-Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Dutch Co-Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix) any transaction effected as part of a Qualified Receivables Financing;

(x) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of Dutch Co-Issuer;

(xi) payments by Dutch Co-Issuer or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor described in the Offering Circular or (y) approved by a majority of the Board of Directors of Dutch Co-Issuer in good faith or a majority of the disinterested members of the Board of Directors of Dutch Co-Issuer in good faith;

(xii) any contribution to the capital of Dutch Co-Issuer (other than Disqualified Stock) or any investments by the Sponsor in Equity Interests (other than Disqualified Stock) of Dutch Co-Issuer (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith);

(xiii) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because Dutch Co-Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of Dutch Co-Issuer or any of its Subsidiaries other than Dutch Co-Issuer or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person;

(xiv) transactions between Dutch Co-Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer; provided, however, that such director abstains from voting as a director of Dutch Co-Issuer or such direct or indirect parent of Dutch Co-Issuer, as the case may be, on any matter involving such other Person;

(xv) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 3.4(b)(xii), (xiii)(a) or (xiii)(e);

(xvi) transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Dutch Co-Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(xix) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by Dutch Co-Issuer or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of Dutch Co-Issuer or any of its Restricted Subsidiaries (or of any direct or indirect Parent of Dutch Co-Issuer to the extent such agreements or arrangements are in respect of services performed for Dutch Co-Issuer or any of the Restricted Subsidiaries) and the payment of compensation to officers, directors, employees, consultants and independent contractors of Dutch Co-Issuer or any of its Restricted Subsidiaries (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of Dutch Co-Issuer or of a Restricted Subsidiary, as appropriate;

(xx) investments by Affiliates in Indebtedness or preferred Equity Interests of Dutch Co-Issuer or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of Dutch Co-Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxi) the existence of, or the performance by Dutch Co-Issuer or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future;

(xxii) investments by the Sponsor in securities of Dutch Co-Issuer or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith);

(xxiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xxiv) any lease entered into between Dutch Co-Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of Dutch Co-Issuer, as lessor, in the ordinary course of business; and

(xxv) intellectual property licenses in the ordinary course of business.

SECTION 3.9. Change of Control.

(a) Upon the occurrence of a Change of Control after the Issue Date, each Holder shall have the right to require the Issuers to purchase all or any part of such Holder’s Notes at a purchase price in cash (a “Change of Control Payment”) equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem the Notes pursuant to Article V of this Indenture.

(b) Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes as described under Section 5.1, the Issuers shall deliver a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee, or otherwise in accordance with the procedures of the applicable Clearing System, describing:

(i) that a Change of Control has occurred or, if the Change of Control Offer is being made in advance of a Change of Control, that a Change of Control is expected to occur, and that such Holder has, or upon such occurrence will have, the right to require the Issuers to purchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date);

(ii) the transaction or transactions that constitute, or are expected to constitute, such Change of Control;

(iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered) (a “Change of Control Payment Date”);

(iv) that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(v) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the Paying Agent receives, not later than one Business Day prior to the expiration time of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(viii) that if the Issuers are redeeming less than all of the Notes, the Holders of the remaining Notes shall be issued new Notes and such new Notes shall be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to €100,000 or an integral multiple of €1,000 in excess thereof;

(ix) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(x) the other instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

While the Notes are in global form and the Issuers make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes to be made through the facilities of the applicable Clearing System in accordance with the rules and regulations thereof.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuers receive not later than one Business Day prior to the expiration of the Change of Control Offer, a telegram, telex facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his selection to have such Note purchased.

(d) On the Change of Control Payment Date, all Notes purchased by the Issuers under this Section 3.9 shall be delivered by the Issuers to the Paying Agent for cancellation, and the Issuers shall pay through the Paying Agent the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto. With respect to any Note purchased in part, the Issuers shall issue a new Note in a principal amount equal at maturity to the unpurchased portion of the original Note in the name of the Holder upon cancellation of the original Note.

(e) Notwithstanding the foregoing provisions of this Section 3.9, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) Prior to any Change of Control Offer, each of the Issuers shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of each of the Issuers to make such offer have been complied with.

(g) The Issuers shall comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 3.9 by virtue of such compliance.

(h) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

(i) On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law,

(i) accept for payment all Notes issued by them or portions thereof validly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Paying Agent for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

SECTION 3.10. Maintenance of Insurance. The Issuers and the Subsidiary Guarantors shall maintain with financially sound and reputable insurance companies not Affiliates of the Issuers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

SECTION 3.11. Additional Guarantors. If, after the Issue Date, (a) any Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Receivables Subsidiary) that is not then an Issuer or a Guarantor guarantees or Incurs any Indebtedness under any Credit Agreement or the Dollar Notes or (b) Dutch Co-Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, Dutch Co-Issuer shall cause such Restricted Subsidiary, in the case of clause (a) above, within 20 Business Days of the date that such Indebtedness has been guaranteed or Incurred, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture providing for a Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Subsidiary Guarantors. Such supplemental indenture shall include local law limitations to the extent applicable. A form of supplemental indenture for such purpose is attached as Exhibit D hereto.

Each Guarantee shall be released in accordance Section 10.2(b).

SECTION 3.12. Compliance Certificate; Statement by Officers as to Default. Dutch Co-Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of Dutch Co-Issuer ending after the Issue Date, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof on behalf of each of the Issuers, the Issuers are or are not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Issuers (through its own action or omission or through the action or omission of any Guarantor as applicable) shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge. The individual signing any certificate given by any Person pursuant to this Section 3.12 shall be the principal executive, financial or accounting officer of such Person or the direct or indirect parent of such Person, in compliance with TIA § 314(a)(4).

So long as any of the Notes are outstanding, upon any Officer becoming aware of any Default or Event of Default, the Issuers shall deliver to the Trustee, within 30 days after the occurrence thereof, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

SECTION 3.13. [Reserved].

SECTION 3.14. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of Dutch Co-Issuer may designate any Subsidiary of Dutch Co-Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary of Dutch Co-Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Dutch Co-Issuer or any other Subsidiary of Dutch Co-Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have any Indebtedness pursuant to which the lender has recourse to any of the assets of Dutch Co-Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(i) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(ii) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 3.4.

(b) The Board of Directors of Dutch Co-Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) Dutch Co-Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 3.3 or (2) the Fixed Charge Coverage Ratio for Dutch Co-Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for Dutch Co-Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

(c) Any designation by the Board of Directors of Dutch Co-Issuer pursuant to Section 3.14(b) shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Dutch Co-Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with this Section 3.14.

SECTION 3.15. Covenant Suspension.

(a) If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), Sections 3.3, 3.4, 3.6, 3.7 (but only to the extent relating to properties or assets of the Issuers or their Restricted Subsidiaries that do not constitute Collateral), 3.8, and 4.1(a)(iv) (collectively, the “Suspended Covenants”) shall no longer be applicable to such Notes.

(b) In the event that Dutch Co-Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time pursuant to Section 3.15(a) (any such period, a “Suspension Period”), and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then Dutch Co-Issuer and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

(c) Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset at zero.

(d) With respect to Restricted Payments made after any reinstatement of Suspended Covenants, the amount of Restricted Payments made shall be calculated as though Section 3.4 had been in effect prior to, but not during the Suspension Period. No Subsidiary may be designated as an Unrestricted Subsidiary during the Suspension Period unless such designation would have complied with Section 3.4 as if Section 3.4 were in effect during such period. In addition, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period shall be classified to have been Incurred or issued pursuant to Section 3.3(b)(iii). In addition, for purposes of Section 3.8, all agreements and arrangements entered into by Dutch Co-Issuer and any Restricted Subsidiary with an Affiliate of Dutch Co-Issuer during the Suspension Period prior to such Reversion Date shall be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 3.6, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such Section shall be deemed to have been existing on the Issue Date.

(e) During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to Section 3.3 or any provision thereof shall be construed as if Section 3.3 had remained in effect since the Issue Date and during the Suspension Period.

(f) Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure to comply with the Suspended Covenants during any Suspension Period, and Dutch Co-Issuer and any Subsidiary of Dutch Co-Issuer will be permitted, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby; provided that, to the extent any such commitment or obligation results in the making of a Restricted Payment, such Restricted Payment shall be made under Section 3.4(a)(C) or Section 3.4(b) and if not permitted by Section 3.4(a)(C) or Section 3.4(b), such Restricted Payment shall be deemed permitted by Section 3.4(a)(C) and shall be deducted for purposes of calculating the amount pursuant to Section 3.4(a)(C) (so that the amount available under Section 3.4(a)(C) immediately following such Restricted Payment shall be negative).

Dutch Co-Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee shall have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on Dutch Co-Issuer and its Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date.

SECTION 3.16. Stay, Extension and Usury Laws. The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 3.17. Listing. The Issuers shall use commercially reasonable efforts to list and maintain the listing of the Notes on the Irish Stock Exchange; provided that if (x) the Issuers are unable to list the Notes on the Irish Stock Exchange, (y) maintenance of such listing becomes unduly onerous or (z) the Irish Stock Exchange requires financial information from the Issuers or any of their Restricted Subsidiaries other than the information required by Section 3.2 hereof, then the Issuers will, prior to the delisting of the Notes from the Irish Stock Exchange (if then listed on the Irish Stock Exchange), use all commercially reasonable efforts to list and maintain a listing of the Notes on another internationally recognized stock exchange.

ARTICLE IV

Merger; Consolidation or Sale of Assets

SECTION 4.1. When the Issuers May Merge or Otherwise Dispose of Assets.

(a) Neither Issuer shall consolidate or merge with or into or wind up into (whether or not such Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person (other than the Acquisition and other than the merger of one Issuer into the other Issuer) unless:

(i) such Issuer is the surviving Person or the Person formed by or surviving any such consolidation, merger or winding up (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia, any territory thereof or the Netherlands (such Issuer or such Person, as the case may be, being herein called the “Successor Company”) and, if such entity is not (x) a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws and (y) organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, a co-obligor of the Notes is organized or existing under such laws;

(ii) the Successor Company (if other than such Issuer) expressly assumes all the obligations of such Issuer under this Indenture, the Notes and the Notes Security Documents pursuant to supplemental indentures or other documents or instruments;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:

(1) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.3(a); or

(2) the Fixed Charge Coverage Ratio for Dutch Co-Issuer (or, if applicable, the Successor Company thereto) and its Restricted Subsidiaries would be equal to or greater than such ratio for Dutch Co-Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s Obligations under this Indenture and the Notes;

(vi) such Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with this Indenture;

(vii) to the extent any property or assets of the Person that is merged, amalgamated or consolidated with or into the Successor Company are property or assets of the type that would constitute Collateral under the Notes Security Documents, the Successor Company will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes or the applicable Guarantee pursuant to the Notes Security Documents in the manner and to the extent required by this Indenture or any of the Notes Security Documents and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture and the Notes Security Documents; and

(viii) the Collateral owned by or transferred to the Successor Company shall (a) continue to constitute Collateral under this Indenture and the Notes Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders and (c) not be subject to any Lien other than Permitted Liens and other Liens permitted under Section 3.5.

The Successor Company shall succeed to, and be substituted for, such Issuer under this Indenture, the Notes and the Notes Security Documents, and such Issuer shall automatically be released and discharged from its obligations under this Indenture, the Notes and each Notes Security Document. Notwithstanding the foregoing clauses (iii) and (iv) above, (A) either of the Issuers or any Guarantor may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to an Issuer or any Guarantor, (B) either of the Issuers may merge or consolidate with an Affiliate of such Issuer incorporated or organized solely for the purpose of reincorporating or reorganizing such Issuer in another state of the United States, the Netherlands, the District of Columbia or any territory of the United States so long as the principal amount of Indebtedness of Dutch Co-Issuer and its Restricted Subsidiaries is not increased thereby and (C) any Restricted Subsidiary may merge with Dutch Co-Issuer, provided that Dutch Co-Issuer is the Successor Company in such merger.

(b) Subject to Sections 10.2 and 10.5, each Guarantor shall not, and Dutch Co-Issuer shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than in connection with the Transactions) unless:

(i) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, limited partnership or limited liability company or trust organized or existing under the laws of the United States, any state or territory thereof, the District of Columbia or, in the case of a Guarantor organized or existing under the laws of any other jurisdiction, the laws of such jurisdiction (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture and the Notes Security Documents and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments;

(C) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(D) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

(E) to the extent any property or assets of the Person that is merged, amalgamated or consolidated with or into the Successor Guarantor are property or assets of the type that would constitute Collateral under the Notes Security Documents, the Successor Guarantor will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to the Notes Security Documents in the manner and to the extent required by this Indenture or any of the Notes Security Documents and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture and the Notes Security Documents; and

(F) the Collateral owned by or transferred to the Successor Guarantor shall (a) continue to constitute Collateral under this Indenture and the Notes Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders and (c) not be subject to any Lien other than Permitted Liens and other Liens permitted under Section 3.5; or

(ii) such sale or disposition or consolidation or merger is made in compliance with Section 3.7.

(c) Subject to Article X, the Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee, and such Guarantor shall automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge or consolidate with an Affiliate of Dutch Co-Issuer incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in the United States, any state or territory thereof, the District of Columbia, the Netherlands or the jurisdiction of such Guarantor, so long as the principal amount of Indebtedness of Dutch Co-Issuer and the Restricted Subsidiaries is not increased thereby, (2) a Guarantor may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to, another Guarantor or either of the Issuers, (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of a jurisdiction in the United States and (4) any Restricted Subsidiary may merge into any Guarantor, provided in the case of this clause (4), that the surviving Person be a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, the Netherlands, or the jurisdiction of organization of such Restricted Subsidiary or Guarantor and the surviving Person of such merger (if not the Guarantor) shall become a Guarantor upon such merger.

(d) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Dutch Co-Issuer, which properties and assets, if held by Dutch Co-Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Dutch Co-Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Dutch Co-Issuer.

ARTICLE V

Redemption of Notes

SECTION 5.1. Optional Redemption.

(a) The Notes may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and at the redemption prices set forth in Paragraph 6 of the form of Note set forth in Exhibit A hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the redemption date.

(b) In connection with any redemption of Notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed.

(c) Unless the Issuers default in the payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

SECTION 5.2. Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions. If the Issuers elect to redeem Notes pursuant to Section 5.1, the Issuers shall furnish to the Trustee, at least two Business Days for Global Notes and 10 calendar days for Definitive Notes before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 5.4, an

Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price. The Issuers may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuers’ name and at their expense and setting forth the information to be stated in such notice as provided in Section 5.4. The Issuers shall deliver to the Paying Agent such documentation and records as shall enable the Paying Agent to select the Notes to be redeemed pursuant to Section 5.3.

SECTION 5.3. Selection by Paying Agent of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Paying Agent shall select Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (so long as the Paying Agent knows of such listing), or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Paying Agent shall deem fair and appropriate (and in such manner as complies with applicable legal requirements) in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof; provided, however, that the selection of Notes for redemption shall not result in a Holder of Notes with a principal amount of Notes less than the minimum denomination of €100,000. If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.7. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal and premium, if any, plus accrued and unpaid interest, if any, on the Notes to be redeemed.

The Paying Agent shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4. Notice of Redemption. The Issuers shall mail or cause to be mailed by first class mail to each Holder’s registered address or otherwise in accordance with the procedures of the applicable Clearing System, a notice of redemption to each Holder whose Notes are to be redeemed not less than 30 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”); provided, however, that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued pursuant to Article VIII. At the Issuers’ written request, the Trustee may give notice of redemption in the Issuers’ name and at the Issuers’ expense.

All notices of redemption shall be prepared by the Issuers and shall state:

(a) the Redemption Date,

(b) the redemption price and the amount of accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(c) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e) that on the Redemption Date the redemption price (and accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuers default in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(g) the name and address of the Paying Agent,

(h) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(i) the ISIN or Common Code number, and that no representation is made as to the accuracy or correctness of the ISIN or Common Code number, if any, listed in such notice or printed on the Notes, and

(j) the Section of this Indenture pursuant to which the Notes are to be redeemed.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at its expense; provided, however, that the Issuers shall have delivered to the Trustee, at least 45 days prior to the Redemption Date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. Such Officer’s Certificate shall state that all conditions precedent to the delivery of such notice have been complied with.

For Notes that are represented by Global Notes held on behalf of Euroclear or Clearstream, the foregoing notices may be given by delivery of the relevant notices to Euroclear or Clearstream, as applicable, for communication to entitled account holders in substitution for the aforesaid mailing.

SECTION 5.5. Deposit of Redemption Price. Prior to 10:00 a.m. London time, on any Redemption Date, the Issuers shall deposit with the Paying Agent (or, if the Issuers are acting as their own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Issuers shall default in the payment of the redemption price and accrued interest, if any, to, but excluding, the Redemption Date) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuers at the redemption price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no further interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuers.

SECTION 5.7. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3 (with, if the Issuers so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuers duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuers shall execute, and the Trustee (or Authenticating Agent, if applicable) upon receipt of an Authentication Order shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuers, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note shall be in a minimum principal amount of €100,000 and integral multiples of €1,000 in excess thereof.

SECTION 5.8. Offer to Repurchase. In the event that, pursuant to Section 3.7, the Issuers are required to commence an offer to all Holders to purchase the Notes (an “Offer to Repurchase”), it shall follow the procedures specified below:

(a) The Offer to Repurchase shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply all Excess Proceeds (the “Offer Amount”), to the purchase of Notes and such other First Lien Obligations, if any (in each instance, on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Repurchase. Payment for any Notes so purchased shall be made pursuant to Section 3.1.

(b) If the Purchase Date is on or after an Interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c) Upon the commencement of an Offer to Repurchase, the Issuers shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase. The notice, which shall govern the terms of the Offer to Repurchase, shall state:

(i) that the Offer to Repurchase is being made pursuant to this Section 5.8 and Section 3.7, and the length of time the Offer to Repurchase shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in a minimum amount of €100,000 or an integral multiple of €1,000 in excess thereof only;

(vi) that Holders electing to have Notes purchased pursuant to any Offer to Repurchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuers, a Common Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuers, the Common Depositary or the Paying Agent, as the case may be, receives, not later than on the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii) that, if the aggregate principal amount of Notes and, if applicable, other First Lien Obligations, if any, surrendered by Holders thereof exceeds the Offer Amount, the Paying Agent shall select the Notes and, if applicable, the Issuers shall select such other First Lien Obligations to be purchased or prepaid, on a pro rata basis based on the principal amount of Notes and other First Lien Obligations, if any, surrendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in minimum denominations of €100,000, or integral multiples of €1,000 in excess thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d) On or before the Purchase Date, the Issuers shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 5.8. The Issuers, the Common Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon written request from the Issuers, shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Offer to Repurchase on the Purchase Date.

SECTION 5.9. Redemption for Taxation Reasons. The Issuers may redeem the Notes, at their option, in whole, but not in part, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to (but not including) the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due or that will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuers determine in good faith that, as a result of:

(a) any change in, or amendment to, the law or treaties (or any regulations, protocols or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(b) any change in official position regarding the application, administration or interpretation of such laws, treaties, regulations, protocols or rulings (including a holding, judgment or order by a government agency or court of competent jurisdiction) (each of the foregoing in clauses (a) and (b), a “Change in Tax Law”), any Payor with respect to the Notes or a Guarantee is, or on the next date on which any amount would be payable in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to such Payor (including the appointment of a new Paying Agent or, where such payment would be reasonable, the payment through another Payor); provided that no Payor shall be required to take any measures that in the Issuers’ good-faith determination would result in the imposition on such person of any legal or regulatory burden or the incurrence by such person of additional costs, or would otherwise result in any adverse consequences to such person.

In the case of any Payor, the Change in Tax Law must become effective on or after the date of the Offering Circular. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts. Prior to the publication, mailing or delivery of any notice of redemption of the Notes pursuant to the foregoing, the Issuers will deliver to the Trustee (1) an Officer’s Certificate stating that they are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to their right so to redeem have been satisfied and (2) an opinion of an independent tax counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

The provisions of this Section 5.9 will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

ARTICLE VI

Defaults and Remedies

SECTION 6.1. Events of Default. Each of the following is an “Event of Default”:

(i) a default in any payment of interest on any Note when due continued for 30 days;

(ii) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(iii) the failure by Dutch Co-Issuer or any Restricted Subsidiary to comply for 60 days after receipt of written notice with any of its obligations, covenants or agreements (other than a default pursuant to Sections 6.1(i) or 6.1(ii)) contained in the Notes or this Indenture;

(iv) the failure by Dutch Co-Issuer or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness for borrowed money owing to Dutch Co-Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $75.0 million or its foreign currency equivalent;

(v) an Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case;

(2) consents to the entry of an order for relief against it in any voluntary case;

(3) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(4) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Issuers or any Significant Subsidiary in an involuntary case;

(2) appoints a Custodian of the Issuers or any Significant Subsidiary or for any substantial part of its property; or

(3) orders the winding up or liquidation of either of the Issuers or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(vii) failure by either Issuer or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $75.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not discharged, waived or stayed for a period of 60 days after such judgment becomes final and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(viii) the Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or of this Indenture), or any Guarantor that is a Significant Subsidiary denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination or discharge of this Indenture or the release of any such Guarantee in accordance with this Indenture, and such Default continues for 10 days; or

(ix) (1) any material provision of any Notes Security Document or the Intercreditor Agreement, at any time, (a) ceases to be in full force and effect for any reason other than in accordance with the terms of this Indenture, the Notes Security Documents and the Intercreditor Agreement or (b) is declared invalid or unenforceable by a court of competent jurisdiction, (2) either of the Issuers or any Guarantor contests in writing the validity or enforceability of any provision of any Notes Security Document or the Intercreditor Agreement or (3) either of the Issuers or any Guarantor denies in writing that it has any further liability under this Indenture, any Notes Security Document or the Intercreditor Agreement or gives written notice to revoke or rescind any Notes Security Document or the perfected first-priority Liens created thereby other than in accordance with the terms of this Indenture, the Notes Security Documents and the Intercreditor Agreement.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under Section 6.1(iii) shall not constitute an Event of Default until the Trustee or the Holders of at least 25.0% in principal amount of outstanding Notes notify the Issuers of the default and such default is not cured within the time specified in Section 6.1(iii) after receipt of such notice.

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.1(v) or (vi) above with respect to an Issuer) occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of outstanding Notes by written notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default arising from Section 6.1(v) or (vi) of an Issuer occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and its agents and counsel) and the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default arising from Section 6.1(iv), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if prior to 20 days after such Event of Default arose, Dutch Co-Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

SECTION 6.5. Control by Majority. The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability unless such Holders have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. Prior to taking any action under this Indenture, the Trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses that may be caused by taking or not taking such action.

SECTION 6.6. Limitation on Suits. In case an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) Holders of at least 25.0% of the aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it in any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders (pursuant to the written direction of Holders of a majority in principal amount of the then outstanding Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10. Priorities. The Trustee shall pay out any money or property received by it in the following order:

First: to the Trustee for amounts due under Section 7.6;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuers or, to the extent the Trustee receives any amount for any Guarantor, to such Guarantor as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Issuers (or Trustee) shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10.0% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall, in the exercise of its rights and powers under this Indenture, use the same degree of care and skill in its exercise of such rights and powers as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs, subject to the provisions of clause (h) below.

(b) Except during the continuance of an Event of Default of which a Trust Officer has actual knowledge, the Trustee and the Agents:

(i) undertake to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Agents; and

(ii) in the absence of gross negligence or bad faith on its part, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes and the Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes and the Guarantees as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee and the Agents shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii) the Trustee and the Agents shall not be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved in a final non-appealable decision of a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee and the Agents shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) The Trustee and the Agents shall not be liable for interest on any money received by it except as the Trustee and the Agents may agree in writing with the Issuers.

(e) No Agent shall be under any fiduciary duty or other obligation towards, or have any relationship of agency and trust for or with any Person including the Issuers.

(f) Money held by the Trustee and the Agents need not be segregated from other funds except to the extent required by law.

(g) The Paying Agent holds all money as banker subject to the terms of this Indenture and, as a result, such money will not be held in accordance with the FSA Rules in relation to client money from time to time. For purposes of the foregoing provision, “FSA Rules” means the rules established by the FSA in the Financial Services Authority’s Handbook of rules and guidance from time to time.

(h) No provision of this Indenture, the Notes or the Guarantees shall require the Trustee or an Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(i) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee and the Agents shall be subject to the provisions of this Section 7.1.

(j) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee, security, prefunding or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2. Rights of Trustee.

(a) The Trustee and the Agents may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee and the Agents need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of or for the supervision of any agent, custodians, nominees or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence as determined in a final non-appealable decision of a court of competent jurisdiction.

(e) The Trustee and the Agents may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes and the Guarantees shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes and the Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee and the Agents shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee and the Agents shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document, or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but the Trustee or an Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or an Agent, as applicable, shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have (x) received written notification from the Issuers or a Holder at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture or (y) obtained “actual knowledge.” “Actual knowledge” shall mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.

(h) In no event shall the Trustee or an Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including the Agents), custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k) The Trustee shall not have any duty (A) to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or redepositing of any thereof or (B) to see to any insurance.

(l) The right of the Trustee or an Agent to perform any discretionary act enumerated in this Indenture shall not be construed as a duty.

(m) In the event that the Paying Agent receives conflicting, unclear or equivocal instructions, the Paying Agent shall be entitled not to take any action until such instructions have been resolved or clarified to its satisfaction and the Paying Agent shall not be or become liable in any way to any Person for any failure to comply with any such conflicting, unclear or equivocal instructions.

SECTION 7.3. Individual Rights of Trustee. Subject to the TIA, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.9. In addition, the Trustee shall be permitted to engage in transactions with the Issuers; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4. Disclaimer. Neither the Trustee nor any Agent shall be responsible for and neither of them makes any representation as to the validity or adequacy of this Indenture, the Notes, the Guarantees or the Notes Security Documents, neither of them shall be accountable for the Issuers’ use of the Notes or the proceeds from the Notes, and neither of them shall be responsible for any statement of the Issuers in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes or any Notes Security Document other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5. Notice of Defaults. If a Default occurs and is continuing and is actually known to the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders.

SECTION 7.6. Compensation and Indemnity. The Issuers shall pay to the Trustee and the Agents from time to time such compensation for their services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee and the Agents upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including as an Agent, if applicable), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes and the Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes and the Guarantees and of defending itself against any claims (whether asserted by any Holder, the Issuers or otherwise). The Trustee and the Agents shall notify the Issuers promptly of any claim for which they may seek indemnity. Failure by the Trustee or an Agent to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee and the Agents may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or an Agent as a result of its own willful misconduct, negligence or bad faith.

To secure the Issuers’ payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Issuers.

The Issuers’ obligations pursuant to this Section and any lien arising hereunder shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee or an Agent. When the Trustee or an Agent incurs expenses after the occurrence of a Default specified in Section 6.1(v) or (vi) with respect to the Issuers, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Issuers hereunder are jointly and severally guaranteed by the Guarantors.

SECTION 7.7. Replacement of Trustee. (a) The Trustee may resign at any time by so notifying the Issuers. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Issuers and the Trustee in writing and may appoint a successor Trustee. The Issuers shall remove the Trustee if:

(i)	the Trustee fails to comply with Section 7.9;

(ii)	the Trustee is adjudged bankrupt or insolvent;

(iii)	a receiver or other public officer takes charge of the Trustee or its property; or

(iv)	the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuers or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6. All costs reasonably incurred in connection with any resignation or removal hereunder shall be borne by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in principal amount of the Notes may petition, at the Issuers’ expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Issuers’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

(b) Any Agent may resign its appointment upon not less than 30 days’ notice to the Issuer; provided, however, that:

(i) if such resignation would otherwise take effect less than 30 days before or after the maturity date or other date for redemption of the Notes or any interest payment date in relation to the Notes, such resignation will not take effect until the 30th day following such date;

(ii) such resignation shall not take effect until a successor has been duly appointed by the Issuers, and notice of such appointment has been given to the Holders.

(c) If any Agent gives notice of its resignation in accordance with subclause (b) above and a successor thereto has not been duly appointed by the Issuers by the 10th day before the expiry of such notice, such Agent may itself, following such consultation with the Issuers as is practicable in the circumstances, appoint as its successor any reputable and experienced financial institution and give notice of such appointment to the Issuers, the other Agents and the Holders, whereupon the Issuers, the other Agents and the successor appointed pursuant to this subclause (c) shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Indenture.

SECTION 7.8. Successor Trustee by Merger. If the Trustee, consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.9. Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

SECTION 7.10. Limitation on Duty of Trustee. The Trustee shall not have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes and the Guarantees by the Issuers, the Guarantors or any other Person.

SECTION 7.11. Preferential Collection of Claims Against the Issuers. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12. Reports by Trustee to Holders of the Notes. Within 60 days after each December 15, beginning with December 15, 2013, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

The Issuers shall promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1. Discharge of Liability on Notes; Defeasance. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(a) either (i) all the Notes theretofore authenticated and delivered (other than Notes pursuant to Section 2.7 which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Paying Agent for cancellation or (ii) all of the Notes not previously delivered to the Paying Agent for cancellation (a) have become due and payable, (b) shall become due and payable at their Stated Maturity within one year or (c) if redeemable at the option of the Issuers, have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and either of the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent funds in cash in euros, euro-denominated European Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Paying Agent for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Paying Agent to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b) the Issuers and/or the Guarantors have paid all other sums payable under this Indenture; and

(c) Dutch Co-Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Subject to Sections 8.1(c) and 8.2, the Issuers at any time may terminate (i) all of their obligations under the Notes and this Indenture (with respect to such Notes) and have each Guarantor’s obligation discharged with respect to its Guarantee and cure any then-existing Events of Default (“legal defeasance option”) or (ii) its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 3.10 and the operation of Section 4.1 (other than Sections 4.1(a)(i), (ii) and (vi)) and Sections 6.1(iii) (with respect to any Default under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 3.10), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Issuers only), 6.1(vi) (with respect to Significant Subsidiaries of the Issuers only) and 6.1(vii) (“covenant defeasance option”). The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of the covenant defeasance option. In the event that the Issuers terminate all of their obligations under the Notes and this Indenture (with respect to such Notes) by exercising the legal defeasance option or the covenant defeasance option or the option to satisfy and discharge this Indenture, the Liens, as they pertain to the Notes and the Guarantees, shall be released and each Guarantor shall be released from all of its obligations with respect to its Guarantee of such Notes and, to the extent pertaining to the Notes and the Guarantees, the Notes Security Documents.

If the Issuers exercise their legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Issuers exercises their covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.1(iii) (with respect to any Default by Dutch Co-Issuer or any of its Restricted Subsidiaries with any of their obligations under Article III other than Sections 3.1, 3.11, 3.15), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Issuers only), 6.1(vi) (with respect to Significant Subsidiaries of the Issuers only) or 6.1(vii).

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

(d) Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 7.6, 7.7 and in this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.6, 8.5 and 8.6 shall survive such satisfaction and discharge.

SECTION 8.2. Conditions to Defeasance.

(a) The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:

(i) the Issuers irrevocably deposit or cause to be deposited in trust with the Paying Agent cash in euros, euro-denominated European Government Obligations or a combination thereof in an amount sufficient or U.S. Government Obligations, the principal of and the interest on which shall be sufficient, or a combination thereof sufficient, to pay the principal of, and premium (if any) and interest on the applicable Notes when due at maturity or redemption, as the case may be (provided that if such redemption is made pursuant to Paragraph 6(b) of the form of Note set forth in Exhibit A hereto (or any corresponding paragraph of a Global Note or a Definitive Note), (x) the amount of money or euro-denominated European Government Obligations that the Issuers must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Issuers in good faith, and (y) the Issuers must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date);

(ii) the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.1(v) or (vi) with respect to the Issuers occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuers;

(v) the Issuers deliver to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment advisor under the Investment Advisors Act of 1940;

(vi) in the case of the legal defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(vii) in the case of the covenant defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii) the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article V.

SECTION 8.3. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4. Repayment to Issuers. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable, provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this Section 8.4.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuers for payment as general creditors.

SECTION 8.5. Indemnity for U.S. Government Obligations. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuers and each Guarantor under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if any of the Issuers or the Guarantors has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuers or any Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1. Without Consent of Holders. Notwithstanding Section 9.2 hereof, this Indenture, the Notes, the Notes Security Documents, the Intercreditor Agreement and the Guarantees may be amended or supplemented by the Issuers, any Guarantor (with respect to this Indenture or a Guarantee to which it is a party), the Trustee and, if applicable, the Collateral Agent without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency identified in an Officer’s Certificate of Dutch Co-Issuer delivered to the Trustee;

(ii) to conform the text of this Indenture (including any supplemental indenture or other instrument pursuant to which Additional Notes are issued), the Guarantees, the Notes, any Notes Security Document or the Intercreditor Agreement to the “Description of Euro Notes” in the Offering Circular or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the “Description of Notes” relating to the issuance of such Additional Notes, solely to the extent that such “Description of Notes” provides for terms of such Additional Notes that differ from the terms of the Initial Notes, as contemplated by Section 2.2;

(iii) to comply with the Section 4.1;

(iv) to provide for the assumption by a successor Person of the obligations of an Issuer or any Guarantor under this Indenture and the Notes or Guarantee or the Notes Security Documents, as the case may be;

(v) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(vi) to add or release Guarantees in accordance with the terms of this Indenture with respect to the Notes;

(vii) to make, complete or confirm any grant of Collateral permitted or required by this Indenture, any of the Notes Security Documents or the Intercreditor Agreement or any release of Collateral pursuant to the terms of this Indenture, any of the Notes Security Documents or the Intercreditor Agreement;

(viii) to add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuers or any Guarantor;

(ix) to make any change that does not adversely affect the rights of any Holder in any material respect upon delivery to the Trustee of an Officer’s Certificate of Dutch Co-Issuer certifying the absence of such adverse effect;

(x) to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(xi) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(xii) to evidence and provide for the acceptance of appointment by a successor Trustee or Collateral Agent, provided that the successor Trustee or Collateral Agent, as the case may be, is otherwise qualified and eligible to act as such under the terms of this Indenture and the Notes Security Documents, as applicable;

(xiii) to provide for or confirm the issuance of Additional Notes; or

(xiv) to secure additional extensions of credit and add additional secured creditors holding other First Lien Obligations so long as such First Lien Obligations are not prohibited by the provisions of this Indenture or any other then-existing First Lien Debt Documents.

SECTION 9.2. With Consent of Holders.

(a) This Indenture, the Notes, the Notes Security Documents and the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding other than the Notes beneficially owned by Dutch Co-Issuer or its Affiliates (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different from and materially adverse relative to the manner in which such amendment or waiver affects other series of Notes, then the consent of the holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required. However, without the consent of each Holder of a Note affected (including, for the avoidance of doubt, any Notes held by Affiliates), no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder):

(i) reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal of or change the Stated Maturity of any Note;

(iv) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(v) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under Section 5.1;

(vi) make any Note payable in money other than that stated in such Note;

(vii) impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(viii) make any change in the amendment or waiver provisions of this Indenture that require each Holder’s consent, as described in clauses (i) through (vii) above;

(ix) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes; or

(x) make the Notes or any Guarantee subordinated in right of payment to any other obligations.

(b) Without the consent of the Holders of at least 66.7% in aggregate principal amount of the Notes then outstanding, no amendment, supplement or waiver may:

(i) have the effect of releasing all or substantially all of the Collateral from the Liens of the Notes Security Documents (except as permitted by the terms of this Indenture, the Intercreditor Agreement or the Notes Security Documents) or changing or altering the priority of the security interests of the Holders in the Collateral under the Intercreditor Agreement;

(ii) make any change in the Notes Security Documents, the Intercreditor Agreement or the provisions in this Indenture dealing with the application of proceeds of the Collateral that would adversely affect the Holders; or

(iii) modify the Notes Security Documents or the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture, the Intercreditor Agreement or the Notes Security Documents.

(c) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(d) After an amendment under this Section 9.2 becomes effective, the Issuers shall (or shall cause the Trustee, at the expense of and at the written request of the Issuers, to) mail to the Holders of Notes affected thereby a notice briefly describing such amendment. The failure of the Issuers to mail such notice, or any defect therein, shall not in any way impair or affect the validity of an amendment under this Section 9.2.

(e) Notwithstanding the provisions of Section 9.1 and this Section 9.2, no amendment of, or supplement or waiver to, this Indenture, the Notes or the Notes Security Documents shall be permitted to be effected if such amendment, supplement or waiver is in violation of or inconsistent with the terms of the Intercreditor Agreement. No amendment of, or supplement or waiver to, the Intercreditor Agreement shall be permitted to be effected without the consent of the Collateral Agent, the Bank Collateral Agent and any other First Lien Agent then party thereto, other than pursuant to the terms thereof.

SECTION 9.3. Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (ix) of Section 9.2(a), in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuers or the Trustee so determines, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5. Trustee To Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, that all conditions precedent to such amendment required by this Indenture have been complied with and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers, enforceable against the Issuers in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

ARTICLE X

Guarantees

SECTION 10.1. Guarantees.

(a) Subject to the provisions of this Article X, each Guarantor hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other Obligations of the Issuers under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

(b) Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Issuers of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

(c) Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

(d) Except as set forth in Section 10.2 and Article VIII, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuers; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e) Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.1, Section 10.2 and Article VIII. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuers or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g) Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

(h) Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section.

(i) Neither the Issuers nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

(j) Each Guarantee shall be subject to limitations in accordance with local law in the jurisdiction of organization of the applicable Guarantor and defenses generally available to guarantors in such jurisdiction. For the avoidance of doubt, such limitations and defenses may include, but are not limited to, (i) those related to fraudulent conveyance, fraudulent transfer, voidable preference, financial assistance, corporate purpose, corporate benefit, capital maintenance, earnings stripping, retention of title claims and similar laws, regulations and defenses affecting the rights of creditors generally, (ii) such limitations and defenses as are described in the Offering Circular under the caption “Limitations on Validity and Enforceability of the Guarantees and the Security Interests” and (iii) other considerations under applicable law.

(k) If and to the extent that a Guarantor incorporated in Switzerland (a “Swiss Guarantor”) is liable under the Guarantees or any other provision of the Notes or this Indenture, for obligations other than obligations of one of its wholly owned subsidiaries (being obligations of its direct or indirect parent companies (for purposes of this clause (k), an “up-stream guarantee”) or sister companies (for purposes of this clause (k), a “cross-stream guarantee”)) (for purposes of this clause (k), the “Restricted Obligations”), and that the making of a payment in fulfilling Restricted Obligations would under Swiss corporate law (inter alia, prohibiting capital repayments or restricting distributions) at the time payment is due, not be permitted, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid under Swiss corporate law; provided that such limited amount shall at no time be less than such Swiss Guarantor’s distributable reserves (presently being the balance sheet profits and any reserves available for distribution, including, without limitation, Kapitaleinlagereserven) at the time or times payment is requested from the relevant Swiss Guarantor, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release such Swiss Guarantor from payment obligations hereunder in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Notes or this Indenture shall be construed in a manner consistent with the provisos herein contained.

In case a Swiss Guarantor who must make a payment in respect of Restricted Obligations under its Guarantee is obliged to withhold Swiss Withholding Tax (Verrechnungssteuer) in respect of such payment, such Swiss Guarantor shall:

(i) procure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(ii) if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (i) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung);

(iii) notify the Trustee in writing that such notification, or as the case may be, deduction has been made and provide the Trustee with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration;

(iv) in the case of a deduction of Swiss Withholding Tax:

(1) use its best efforts to ensure that any Person other than a Secured Party which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction (A) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and (B) pay to the Trustee upon receipt any amounts so refunded; and

(2) if a Secured Party is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, shall provide the Trustee (on its behalf or on behalf of any Secured Party) those documents that are required by law and applicable tax treaties to be provided by the payer of such tax, for each relevant Secured Party, to prepare a claim for refund of Swiss Withholding Tax.

If a Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with the previous paragraph, the Trustee shall be entitled to further enforce the Guarantees or any other indemnity granted by the respective Swiss Guarantor under this Indenture and apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements shall always be limited to the maximum amount of the freely distributable reserves of the respective Swiss Guarantor as set out above.

If and to the extent a demand for payment against a Swiss Guarantor is made by the Trustee and if and to the extent required under Swiss mandatory law (with regards to restricting distributions) applicable at the relevant time, in order to allow the Trustee (and the Secured Parties) to obtain a maximum benefit under the Guarantees, the relevant Swiss Guarantor shall, and any parent company of the Swiss Guarantor being a party to this Indenture shall procure that the Swiss Guarantor will, promptly implement all such measures and/or promptly procure the fulfillment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following:

(i) preparation of an up-to-date audited balance sheet of the Swiss Guarantor;

(ii) obtain a confirmation of the auditors of the Swiss Guarantor confirming the maximum amount of the freely distributable reserves; and

(iii) approval by a shareholders’ meeting of the Swiss Guarantor of the (resulting) distribution

(iv) to the extent permitted by applicable law write up or realize any of the Swiss Guarantor’s assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig); and

(v) all such other measures necessary or useful to allow the Swiss Guarantor to make the payments and perform the obligations hereunder with a minimum of limitations.

(l) The obligations and liabilities of each Guarantor incorporated in Sweden (each a “Swedish Guarantor”) incurred under its Guarantee shall be limited if (and only if) and to the extent required by the provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) regulating (i) distribution of assets (Chapter 17, Sections 1-4 (or its equivalent from time to time)) and (ii) unlawful financial assistance and other prohibited loans and guarantees (Chapter 21, Section 5 (or its equivalent from time to time)), and it is understood that the obligations and liabilities of each Swedish Guarantor in its capacity as Guarantor under its Guarantee only applies to the extent permitted by the aformentioned provisions of the Swedish Companies Act.

(m) (i) The obligations and liabilities of any Guarantor incorporated in France (each such Guarantor, a “French Guarantor”) under the Notes or this Indenture and in particular under this Article X shall not include any obligation or liability which, if incurred, would constitute the provision of financial assistance within the meaning of article L.225-216 of the French Code de Commerce and/or would constitute a misuse of corporate assets within the meaning of articles L.242-6 or L.244-1 of the French Code de Commerce or any other law or regulation having the same effect, as interpreted by French courts.

(ii) The obligations and liabilities of each French Guarantor under this Article X for the obligations under the Notes or this Indenture of any other obligor which is not a Subsidiary of such French Guarantor shall be limited, at any time to an amount equal to the proceeds from the offering of the Notes which the Issuers have applied for the direct or indirect benefit of each French Guarantor through the intercompany loan agreements and cash pooling arrangements that are outstanding on the date a payment is requested to be made by such French Guarantor under this Article X; it being specified that any payment made by a French Guarantor under this Article X in respect of the obligations of the Issuers shall reduce pro tanto the outstanding amount due by such French Guarantor under the intercompany loan agreements or cash pooling arrangements referred to above and that any repayment of the intercompany loans or of the cash pooling arrangements by the French Guarantor shall reduce pro tanto the amount payable under this Article X;

(iii) The obligations and liabilities of each French Guarantor under this Article X for the obligations under the Notes or this Indenture of any other obligor which is its Subsidiary shall not be limited, and shall therefore cover all amounts due by such obligor. However, where such Subsidiary is itself a Guarantor that guarantees the obligations of an obligor that is not a Subsidiary of the relevant French Guarantor, the amounts payable by such French Guarantor under this paragraph (iii) in respect of the obligations of this Subsidiary as Guarantor, shall be limited as set out in paragraph (ii) above.

(n) With respect to any Guarantor that is a Foreign Subsidiary which is incorporated in Germany (each a “German Guarantor”), the limitations and defenses in relation to such German Guarantor’s obligations and liabilities under its Guarantee shall be as agreed in the supplemental indenture to be entered into by the relevant German Guarantors after the date of this Indenture.

(o) (i) Notwithstanding anything to the contrary contained in this Indenture or the Notes Security Documents, the aggregate maximum amount payable by any Guarantor incorporated in Luxembourg (each, a “Luxembourg Guarantor”) in respect of the aggregate amount of its Guarantee obligations under this Indenture and the Notes Security Documents for the obligations of any Issuer which is not its direct or indirect subsidiary shall be limited at any time to an amount (the “Amount”) not exceeding the higher of:

(A) 95 percent of such Luxembourg Guarantor’s net assets (capitaux propres) and the subordinated debt (dettes subordonnées) owed by such Luxembourg Guarantor (excluding however any amounts borrowed by such Luxembourg Guarantor as per Section 10.1(o)(ii)) (the “Luxembourg Subordinated Debt”), as determined by article 34 of the Luxembourg law of December 19, 2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the companies (the “2002 Law”) at the date of this Indenture; and

(B) 95 percent of such Luxembourg Guarantor’s net assets (capitaux propres) and the Luxembourg Subordinated Debt as determined by article 34 of the 2002 Law at the date the guarantee is called.

(ii) The above limitation shall not apply to any amounts (if any) issued by an Issuer under this Indenture where the issued amounts have been directly or indirectly lent or otherwise made available by such Issuer to a Luxembourg Guarantor or to any direct or indirect subsidiary of a Luxembourg Guarantor;

(iii) Any Amount called under the Guarantee of a Luxembourg Guarantor is to be deducted from the Amount as defined in the Subsidiary Guaranty (as defined in the Senior Credit Agreement) and from the Amount as defined in the Dollar Notes Indenture at the moment of such calling.

SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or the laws of the jurisdiction of organization of such Guarantor and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) A Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under the Guarantee and this Indenture shall be released and discharged upon:

(1) the sale, exchange, disposition or other transfer (including through merger or consolidation) of (x) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Subsidiary Guarantor if such sale, exchange, disposition or other transfer is made in compliance with this Indenture, so long as such Subsidiary Guarantor is also released from its guarantee and all pledges and security interests granted in connection with the Senior Credit Agreement;

(2) Dutch Co-Issuer designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth in Section 3.4, Section 3.14 and the definition of “Unrestricted Subsidiary;”

(3) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to Section 3.11, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness or the repayment of Indebtedness of an Issuer or any Restricted Subsidiary, in each case, which resulted in the obligation to guarantee the Notes, except if a release or discharge is by or as a result of payment under such other guarantee;

(4) the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under Article VIII or if the Issuers’ Obligations under this Indenture are discharged in accordance with the terms of this Indenture; or

(5) upon the release or discharge of the guarantee by, or direct obligation of, such Subsidiary Guarantor of the obligations under the Senior Credit Agreement, except a discharge or release by or as a result of payment under such guarantee or direct obligation.

(c) The Guarantee of Parent shall be released if the Issuers exercise their legal defeasance option or covenant defeasance option pursuant to Section 8.1, or if the Issuers’ obligations under this Indenture are discharged in accordance with this Indenture.

(d) If any Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors shall be released from their Guarantees, if any.

(e) In the case of Section 10.2(b), the Issuers shall deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(f) The release of a Guarantor from its Guarantee and its obligations under this Indenture in accordance with the provisions of this Section 10.2 shall not preclude the future applications of Section 3.11 to such Person.

SECTION 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any such Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Guarantee, such Guarantor shall be entitled to seek and receive contribution from and against the Issuers or any other Guarantor who have not paid their proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuers on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

SECTION 10.5. Limitations on Merger. Subject to Sections 4.1 and 10.2, a Guarantor shall not, and Dutch Co-Issuer shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than in connection with the Transactions) unless:

(1) (a) such Guarantor is a Successor Guarantor;

(b) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture and the Notes Security Documents and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments;

(c) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(d) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

(e) to the extent any property or assets of the Person that is merged, amalgamated or consolidated with or into the Successor Guarantor are property or assets of the type that would constitute Collateral under the Notes Security Documents, the Successor Guarantor will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes or the applicable Guarantee pursuant to the Notes Security Documents in the manner and to the extent required by this Indenture or any of the Notes Security Documents and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture and the Notes Security Documents; and

(f) the Collateral owned by or transferred to the Successor Guarantor shall (i) continue to constitute Collateral under this Indenture and the Notes Security Documents, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders and (iii) not be subject to any Lien other than Permitted Liens and other Liens permitted under Section 3.5; or

(2) such sale or disposition or consolidation or merger is made in compliance with Section 3.7.

The Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee, and such Guarantor shall automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge or consolidate with an Affiliate of Dutch Co-Issuer incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in the United States, any state or territory thereof, the District of Columbia, the Netherlands or the jurisdiction of such Guarantor, so long as the principal amount of Indebtedness of Dutch Co-Issuer and the Restricted Subsidiaries is not increased thereby, (2) a Guarantor may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to another Guarantor or either of the Issuers, (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, the laws of a jurisdiction in the United States and (4) any Restricted Subsidiary may merge into any Guarantor, provided that, in the case of this clause (4), the surviving Person be a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, the Netherlands, or the jurisdiction of organization of such Restricted Subsidiary or Guarantor and the surviving Person of such merger (if not the Guarantor) shall become a Guarantor upon such merger.

ARTICLE XI

Security and Collateral

SECTION 11.1. The Collateral Agent. (a) By accepting a Note, each Holder will be deemed to have irrevocably appointed the Collateral Agent to act as its agent under the Notes Security Documents and the Intercreditor Agreement and to have irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Notes Security Documents, the Intercreditor Agreement or other documents to which it is a party, together with any other incidental rights, powers and discretions; and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf.

Each of the Holders hereby exempts the Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), in each case to the extent legally possible for such Holder.

(b) The Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate, including without limitation the Bank Collateral Agent (and any successor Bank Collateral Agent).

(c) The Collateral Agent shall have all the rights and protection provided in the Notes Security Documents as well as the rights and protections afforded to the Trustee in Sections 7.2 and 7.6 hereof; provided, however, that the Issuers shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Collateral Agent through the Collateral Agent’s own willful misconduct, gross neglience or bad fath.

(d) Subject to Section 7.1 hereof, none of the Trustee, the Collateral Agent or any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Notes Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien securing the Notes or any defect or deficiency as to any such matters.

(e) Subject to the Notes Security Documents, except as directed by the Trustee as required or permitted by this Indenture, the Holders acknowledge that the Collateral Agent will not be obligated:

(i) to act upon directions purported to be delivered to it by any other Person;

(ii) to foreclose upon or otherwise enforce any Lien securing the Notes; or

(iii) to take any other action whatsoever with regard to any or all Liens securing the Notes, the Notes Security Documents or the Collateral.

(f) In acting as Collateral Agent, co-collateral agent or sub-collateral agent, the Collateral Agent, each co-collateral agent and each sub-collateral agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article 7 hereof.

(g) The Collateral Agent is hereby appointed and authorized to act as the person holding the power of attorney of creditors (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Québec; in such capacity, the “Attorney”) in order to hold any hypothec granted under the laws of the Province of Quebec as security for any debenture, bond or other title of indebtedness that may be issued and secured pursuant to a deed of hypothec and to exercise such rights and duties as are conferred upon a fondé de pouvoir under any such deed of hypothec and applicable laws (with the power to delegate any such rights or duties) subject to the terms hereof. Moreover, without prejudice to such appointment and authorization to act as Attorney, the Collateral Agent is hereby appointed and authorized to act as agent and custodian (in such capacity, the “Collateral Custodian”) for and on behalf of itself and the Holders to hold, and to be the sole registered holder of, any bond, debenture or other title of indebtedness which may be issued under or secured by any deed of hypothec, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other applicable law. For greater certainty, the Collateral Agent, in acting as Attorney and Collateral Custodian, shall have the same rights, powers, immunities, indemnities and exclusions for liability as are prescribed in favour of the Collateral Agent in this Indenture, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Collateral Agent, such successor Collateral Agent also shall act as Attorney and Collateral Custodian. Any Person who becomes a Holder shall be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Holder, all actions taken by the Attorney in such capacity, and (ii) the Collateral Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Holder, all actions taken by the Collateral Custodian in such capacity.

SECTION 11.2. Security Documents. To secure the full and punctual payment when due and the full and punctual performance of the Obligations of the parties hereto, the Issuers, the Guarantors and the Collateral Agent shall, on the Issue Date, enter into certain Notes Security Documents and may enter into additional Notes Security Documents and take or cause to be taken all such actions as may be required to create, perfect and maintain, as security for the Obligations of the Issuers and the Guarantors to the Secured Parties under this Indenture, the Notes, the Guarantees and the Notes Security Documents, a valid and enforceable perfected first-priority Lien and security interest in all of the Collateral (subject to the terms of the Intercreditor Agreement, the Notes Security Documents, the Guaranty and Security Principles and general principles of law which are specifically referred to in any legal opinion required to be delivered under the Notes Security Documents) in favor of the Collateral Agent for the benefit of the Secured Parties. Each Holder, by accepting a Note, consents and agrees to the terms of the Notes Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement. In the event that security interests in any of the Collateral are not created as of the Issue Date, the Issuers and the Guarantors shall use commercially reasonable efforts to implement security arrangements with respect to such Collateral as promptly as reasonably practicable after the Issue Date (or on such later date as may be permitted by the Bank Collateral Agent in its sole discretion).

SECTION 11.3. The Intercreditor Agreement. On the Issue Date, the Collateral Agent and the Bank Collateral Agent will enter into the Intercreditor Agreement with respect to the Collateral, which may be amended from time to time without the consent of the Holders to add other parties holding other Obligations (or their respective representatives) permitted to be Incurred and permitted to be secured by the Collateral on a first-priority basis under this Indenture, the Senior Credit Agreement any other then-existing First Lien Debt Documents (such other Obligations, the “Additional First Lien Obligations”). From time to time, the Collateral Agent and the Bank Collateral Agent shall also enter into any additional intercreditor agreement as required pursuant to Section 3.5(d).

SECTION 11.4. After-Acquired Collateral. From and after the Issue Date, if an Issuer or any Guarantor acquires any property which is of a type constituting Collateral under the Collateral Agreement or any other Notes Security Document (excluding, for the avoidance of doubt, any Excluded Asset or assets not required to be Collateral pursuant to the Guaranty and Security Principles), which property is not already subject to a perfected (or the equivalent under applicable foreign law) Lien in favor of the Collateral Agent, it will execute and deliver such security instruments, financing statements and such certificates and opinions of counsel to the extent required by this Indenture, the Collateral Agreement or any other Notes Security Documents (in each case, in accordance with the Intercreditor Agreement) to vest in the Collateral Agent a perfected security interest (subject only to Permitted Liens) in such after-acquired collateral and to have such after-acquired collateral added to the Collateral, and thereupon all provisions of this Indenture and the Notes Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect.

SECTION 11.5. Further Assurances.

(a) Subject to the Intercreditor Agreement, the Issuers and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by this Indenture and to grant, preserve, protect and perfect the validity and first priority of the security interests and Liens created or intended to be created by the Notes Security Documents in the Collateral.

(b) The Issuers shall furnish to the Collateral Agent, with respect to the Issuers or any Guarantor, written notice after any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) organizational identification number to the extent required by the Notes Security Documents.

SECTION 11.6. Release. (a) The Issuers and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(i) to enable the Issuers to consummate the disposition of such property and other assets to the extent not prohibited under this Indenture;

(ii) in the case of a Subsidiary Guarantor that is released from its Guarantee with respect to the Notes in accordance with Section 10.2, the release of the property and assets of such Subsidiary Guarantor;

(iii) as permitted by the Intercreditor Agreement; and

(iv) as permitted by Section 9.2(b);

(b) The security interests in all Collateral securing the Notes will be released upon:

(i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Notes Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (including pursuant to a satisfaction and discharge of this Indenture as described under Section 8.1); and

(ii) a legal defeasance or covenant defeasance under this Indenture in accordance with the provisions of Section 8.1 and 8.2.

SECTION 11.7. Parallel Debt.

(a) (i) Without prejudice to the provisions of this Indenture and the Notes Security Documents and for the purposes of preserving the initial and continuing validity of the security interests in the Collateral granted and to be granted by the Issuers and the Guarantors to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, for the benefit of the Secured Parties and/or to the Secured Parties (or any of them), an amount equal to and in the same currency as the Obligations under the Notes, the Guarantees and this Indenture from time to time due by an Issuer and/or a Guarantor in accordance with the terms and conditions of the Notes and the Guarantees, including, for the avoidance of doubt, any limitations set forth therein, shall be owing as separate and independent obligations of such Issuer and/or such Guarantor to the Collateral Agent (such payment undertaking and the obligations and liabilities with are the result thereof, the “Parallel Debt”).

(ii) Each of the Issuers, the Guarantors and the Collateral Agent (and any sub-agent thereof) acknowledge that (i) for this purpose the Parallel Debt constitutes undertakings, obligations and liabilities of each Issuer and Guarantor to the Collateral Agent (and any sub-agent thereof) as creditor in its own right and not as representative of the other Secured Parties which are separate and independent from, and without prejudice to, the corresponding Obligations under the Notes, the Guarantees and this Indenture which the Issuers or such Guarantor has to the Secured Parties and (ii) the Parallel Debt represents the Collateral Agent’s (including any sub-agent thereof) own independent rights and claims to demand and receive payment of the Parallel Debt; provided that the total amount which may become due under the Parallel Debt shall never exceed the total amount which may become due under the Notes, the Guarantees and this Indenture; provided further that the Collateral Agent shall exercise its rights with respect to the Parallel Debt solely in accordance with this Indenture, the Notes Security Documents and the Intercreditor Agreement.

(iii) Every payment of monies made by the Issuers or a Guarantor to the Collateral Agent (or any sub-agent thereof) shall (conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application) be in satisfaction pro tanto of the covenant by such Issuers or such Guarantor contained in Section 11.7(a)(i); provided that if any such payment as is mentioned above is subsequently avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, liquidation or similar laws of general application, the Collateral Agent (any sub-agent thereof) shall be entitled to receive the amount of such payment from an Issuers or a Guarantor and such Issuer or Guarantor shall remain liable to perform the relevant obligation and the relevant liability shall be deemed not to have been discharged.

(iv) Subject to Section 11.7(a)(iii), but notwithstanding any of the other provisions of this paragraph (iv):

(A) the total amount due and payable as Parallel Debt under this Section 11.7 shall be decreased to the extent that an Issuer or a Guarantor shall have paid any amounts to the Collateral Agent (or any sub-agent thereof) on behalf of the applicable Secured Parties or any of them to reduce the outstanding principal amount of the applicable Obligations or the Collateral Agent (or any sub-agent thereof) on behalf of the applicable Secured Parties otherwise receives any amount in payment of such Obligations; and

(B) to the extent that an Issuer or a Guarantor shall have paid any amounts to the Collateral Agent (or any sub-agent thereof) under the Parallel Debt owed to it or the Collateral Agent (or any sub-agent thereof) shall have otherwise received monies in payment of the Parallel Debt owed to it, the amount due and payable under the Notes, the Guarantees and this Indenture shall be decreased as if said amounts were received directly in payment of the applicable Obligations.

(v) In the event of a resignation of the Collateral Agent or any of its sub-agents or the appointment of a new Collateral Agent or sub-agent pursuant to this Indenture, the retiring or replaced Collateral Agent or sub-agent shall at the Issuers’ and the Guarantors’ sole cost and expense (including legal fees) (A) assign the Parallel Debt owed to it (but not by way of novation) and (B) transfer any Collateral granted to it securing such Parallel Debt, in each case to the successor Collateral Agent or sub-agent, as applicable.

(b) Without limiting any other rights of the Collateral Agent under this Indenture or the Notes, in relation to the Notes Security Documents governed by the laws of Switzerland, the Collateral Agent, when acting in its capacity as creditor of the Parallel Debt, holds (i) any Swiss law pledge or any other Swiss law accessory (akzessorische) security, (ii) any proceeds of such security and (iii) the benefit of this paragraph and of the Parallel Debt as creditor in its own right but for the benefit of the Secured Parties in accordance with this Indenture.

ARTICLE XII

Miscellaneous

SECTION 12.1. Notices. Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing. Notices personally delivered will be deemed given at the time delivered by hand. Notices given by facsimile will be deemed given when receipt is acknowledged. Notices given by overnight air courier guaranteeing next day delivery will be deemed given the next Business Day after timely delivery to the courier. Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first-class mail addressed as follows:

if to the Issuers or any Guarantor:

U.S. Coatings Acquisition Inc.

Flash Dutch 2 B.V.

c/o The Carlyle Group

1001 Pennsylvania Avenue Northwest

Washington, DC 20004

Facsimile: (202) 347-1818

Tel: (202) 729-2626

Attention: Martin Sumner; Wesley Bieligk

if to the Trustee or the Collateral Agent:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Corporate Capital Markets

The Issuers or the Trustee or the Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Any notice or communication shall also be so mailed or delivered to any Person described in TIA § 313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Common Depositary (or its designee) pursuant to the standing instructions from the Common Depositary.

SECTION 12.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture (except in connection with (x) the original issuance of Notes on the date hereof and (y), with respect to clause (ii) below, the execution of any amendment or supplement adding a new Guarantor under this Indenture), the Issuers shall furnish to the Trustee:

(i) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and also shall include:

(i) a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 12.4. [Reserved].

SECTION 12.5. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6. Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 12.7. Governing Law. This Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York. The Notes Security Documents shall be governed by applicable local law.

SECTION 12.8. Jurisdiction and Service. In relation to any legal action or proceedings arising out of or in connection with this Indenture, the Notes or the Guarantees, Dutch Co-Issuer and each Guarantor that is organized under laws other than those of the United States or a state or territory thereof or the District of Columbia hereby (i) irrevocably submit to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City, County and State of New York, United States (ii) waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Indenture, the Notes or the Guarantees in such courts on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum, (iii) designate and appoint U.S. Co-Issuer as their authorized agent upon which process may be served in any such suit, action or proceeding that may be instituted in any such court, and (iv) agree that service of any process, summons, notice or document by U.S. registered mail addressed to U.S. Co-Issuer, with written notice of said service to such Person at the address of U.S. Co-Issuer set forth in Section 12.1, shall be effective service of process for any such legal action or proceeding brought in any such court.

SECTION 12.9. Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.10. No Recourse Against Others. No manager, managing director, incorporator, director, officer, employee or holder of any Equity Interests of Dutch Co-Issuer, U.S. Co-Issuer, any Subsidiary or any direct or indirect parent of Dutch Co-Issuer, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Guarantees, this Indenture or the Notes Security Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 12.11. Successors. All agreements of the Issuers and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and all agreements of the Collateral Agent in this Indenture shall bind their respective successors.

SECTION 12.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Indenture.

SECTION 12.13. [Reserved].

SECTION 12.14. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.16. USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 12.17. [Reserved].

SECTION 12.18. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.19. Australian Code of Banking Practice. The parties hereto agree that the Australian Code of Banking Practice does not apply to this Indenture or the Notes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

U.S. COATINGS ACQUISITION INC.

By:	/s/ Martin W. Sumner
	Name:	Martin W. Sumner
	Title:	President and Secretary

FLASH DUTCH 2 B.V.

By:	/s/ Martin W. Sumner
	Name:	Martin W. Sumner
	Title:	Managing Director A

Intertrust (Netherlands) B.V.
Managing Director B

By:	/s/ D. J. Jaarsma
	Name:	D. J. Jaarsma
	Title:	Proxyholder

By:	/s/ D.A. de Vries
	Name:	D. A. de Vries
	Title:	Proxyholder

FLASH DUTCH 1 B.V. DUTCH COATINGS CO. 2 B.V. DUTCH COATINGS CO. 3 B.V.

By:	/s/ Martin W. Sumner
	Name:	Martin W. Sumner
	Title:	Managing Director A

Intertrust (Netherlands) B.V.
Managing Director B

By:	/s/ D. J. Jaarsma
	Name:	D. J. Jaarsma
	Title:	Proxyholder

By:	/s/ D.A. de Vries
	Name:	D. A. de Vries
	Title:	Proxyholder

FLASH LUX CO S.À R.L. LUXEMBOURG COATINGS S.À R.L. LUX FINCO COATINGS S.À R.L. LUX FINCO COATINGS 2 S.À R.L.

By:	/s/ Erica Herberg
	Name:	Mrs. Erica Herberg
	Title:	Manager

[Signature Page to Euro Notes Indenture]

COATINGS CO (UK) LIMITED

By:	/s/ Martin W. Sumner
	Name:	Martin W. Sumner
	Title:	Director

COATINGS CO. U.S. INC. U.S. COATINGS IP CO. LLC COATINGS FOREIGN IP CO. LLC DUPONT PERFORMANCE COATINGS, LLC

By:	/s/ Martin W. Sumner
	Name:	Martin W. Sumner
	Title:	President

DUPONT PERFORMANCE COATINGS ASIA HOLDING B.V. DUPONT PERFORMANCE COATINGS EMEA HOLDING B.V. DUPONT PERFORMANCE COATINGS LA HOLDING II B.V. TEODUR B.V.

By:	/s/ Annemiek van Leuven
	Name:	Annemiek van Leuven
	Title:	Managing Director

DUPONT PERFORMANCE COATINGS (U.K.) LIMITED

By:	/s/ Ian Blenkinsopp
	Name:	Ian Blenkinsopp
	Title:	Director

DUPONT POWDER COATINGS UK LIMITED

By:	/s/ Ian Blenkinsopp
	Name:	Ian Blenkinsopp
	Title:	Director

HERBERTS AMERICA, INC.

By:	/s/ Thomas J. Faughnan
	Name:	Thomas J. Faughnan
	Title:	Vice President of Finance

DUPONT POWDER COATINGS USA, INC.

By:	/s/ David J. Lazzeri
	Name:	David J. Lazzeri
	Title:	President

WILMINGTON TRUST NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

CITIBANK N.A., LONDON BRANCH, as Paying Agent

By:	/s/ Sarah D’Souza
Name:	Sarah D’Souza
Title:	Vice President

CITIGROUP GLOBAL MARKETS DEUTSCHLAND AG, as Registrar

By:	/s/ S. Roos
Name:	S. Roos
Title:	Assistent Manager

By:	/s/ Gabriele Fisch
Name:	Gabriele Fisch
Title:	Assistent Manager

EXHIBIT A

[FORM OF FACE OF NOTE]

Global Note Legend, if applicable

Private Placement Legend, if applicable

Temporary Regulation S Legend, if applicable

No. [ ]	Principal Amount €[ ], as revised by the Schedule of Increases or Decreases in the Global Note attached hereto[1]

Common Code [2]

U.S. COATINGS ACQUISITION INC.

FLASH DUTCH 2 B.V.

5.750% Senior Secured Note due 2021

U.S. Coatings Acquisition Inc., a corporation incorporated under the laws of the State of Delaware, and Flash Dutch 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in Amsterdam, The Netherlands, promise to pay to CITIVIC NOMINEES LIMITED, or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on February 1, 2021.

Interest Payment Dates: February 1 and August 1.

Record Dates: January 15 and July 15.

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert Global Notes only
[2]	144A – 087486206
Reg S – 087485960

U.S. COATINGS ACQUISITION INC.

By:
Name:
Title:

FLASH DUTCH 2 B.V.

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

Citibank N.A., London Branch

as Authenticating Agent for Wilmington Trust, National Association, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

acting by its designated signatory

By:
	Authorized Signatory	Date:

[FORM OF REVERSE SIDE OF NOTE]

5.750% Senior Secured Note due 2021

1.	Interest

U.S. Coatings Acquisition Inc., a corporation incorporated under the laws of the State of Delaware (“U.S. Co-Issuer”), and Flash Dutch 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in Amsterdam, The Netherlands (“Dutch Co-Issuer” and, together with U.S. Co-Issuer and their successors and assigns under the Indenture hereinafter referred to, the “Issuers”), promise to pay interest on the principal amount of this Note at the rate per annum shown above.

The Issuers shall pay interest semiannually on February 1 and August 1 of each year, with the first interest payment to be made on August 1, 2013.3 Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from February 1, 2013.4 The Issuers shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at 2.0% per annum in excess of the above rate and shall pay interest on overdue installments of interest at such higher rate to the extent lawful.

2.	Method of Payment

By no later than 10:00 a.m. (London time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall irrevocably deposit with the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Issuers shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the January 15 and July 15 next preceding the Interest Payment Date unless Notes are cancelled, repurchased or redeemed after the record date and before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuers shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the Paying Agent by the transfer of immediately available funds to the accounts specified by the Common Depositary. The Issuers shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) through the Paying Agent by mailing a check to the registered address of each Holder thereof.

3.	Paying Agent and Registrar

Initially, Citibank N.A., London Branch, organized as a national banking association formed under the laws of the United States of America having in Great Britain a principal branch office at Citigroup Centre, Canada Square, London E14 5LB, United Kingdom, with company number FC001835 and branch number BR001018, shall act as Paying Agent for the Notes, and Citigroup Global Markets Deutschland AG, duly organized and existing under the laws of Germany and having a registered office at Reuterweg 16, D-60323 Frankfurt am Main, Germany, shall act as Registrar for the Notes. The Issuers may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder.

[3]	With respect to the Initial Notes.
[4]	With respect to the Initial Notes.

4.	Indenture

The Issuers issued the Notes under an Indenture dated as of February 1, 2013 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the guarantors party thereto, Wilmington Trust, National Association as trustee (in such capacity, the “Trustee”) and collateral agent, Citigroup Global Markets Deutschland AG, as registrar, and Citibank N.A., London Branch, as paying agent and authenticating agent. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Issuers. This Note is one of the 5.750% Senior Secured Notes due 2021 referred to in the Indenture. The Notes include (i) €250,000,000 aggregate principal amount of the Issuers’ 5.750% Senior Secured Notes due 2021 issued under the Indenture on February 1, 2013 (herein called “Initial Notes”) and (ii) if and when issued, additional Notes of the Issuers that may be issued from time to time under the Indenture subsequent to February 1, 2013 (herein called “Additional Notes”).

5.	Guarantees; Security

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally Guaranteed (and future guarantors shall unconditionally Guarantee), jointly and severally, such obligations on a senior secured basis, subject to the limitations described in Article X of the Indenture. As more fully described in the Notes Security Documents, the Notes and the Guarantees will be secured by a first-priority security interest in the Collateral that will be shared with other First Lien Obligations, subject to the limitations described in Article XI of the Indenture.

6.	Optional Redemption

(a) On and after February 1, 20165, the Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 16 of the years set forth below:

Year	Percentage
2016	104.313%
2017	102.875%
2018	101.438%
2019 and thereafter	100.000%

(b) At any time prior to February 1, 20167, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

[5]	With respect to the Initial Notes.
[6]	With respect to the Initial Notes.
[7]	With respect to the Initial Notes.

(c) At any time and from time to time, upon notice as described in Section 5.4 of the Indenture, prior to February 1, 20168, the Issuers may redeem in the aggregate up to 40.0% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with an amount equal to the net cash proceeds of one or more Equity Offerings by Dutch Co-Issuer or any direct or indirect parent of Dutch Co-Issuer, to the extent the net cash proceeds thereof are contributed to the common equity capital of Dutch Co-Issuer or used to purchase Capital Stock (other than Disqualified Stock) of Dutch Co-Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 105.750% plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50.0% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 120 days after the date on which any such Equity Offering is consummated.

(d) During each 12-month period, commencing with the 12-month period from the Issue Date to February 1, 2014, to and including the 12-month period from February 1, 2015 to February 1, 2016, the Issuers shall be entitled to redeem up to 10% of the aggregate principal amount of the Notes at a redemption price equal to 103.0% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(e) In connection with any redemption of Notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed.

(f) Unless the Issuers default in the payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(g) Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Article V of the Indenture.

7.	Redemption for Taxation Reasons

The Issuers may redeem the Notes, at their option, in whole, but not in part, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to (but not including) the Tax Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due or that will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuers determine in good faith that, as a result of a Change in Tax Law, any Payor with respect to the Notes or a Guarantee is, or on the next date on which any amount would be payable in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to such Payor (including the appointment of a new Paying Agent or, where such payment would be reasonable, the payment through another Payor); provided that no Payor shall be required to take any measures that in the Issuers’ good-faith determination would result in the imposition on such person of any legal or regulatory burden or the incurrence by such person of additional costs, or would otherwise result in any adverse consequences to such person.

[8]	With respect to the Initial Notes.

In the case of any Payor, the Change in Tax Law must become effective on or after the date of the Offering Circular. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts. Prior to the publication, mailing or delivery of any notice of redemption of the Notes pursuant to the foregoing, the Issuers will deliver to the Trustee (1) an Officer’s Certificate stating that they are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to their right so to redeem have been satisfied and (2) an opinion of an independent tax counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

8.	Change of Control; Asset Sales

(a) If a Change of Control occurs, unless the Issuers have exercised their right to redeem all of the Notes under Section 5.1 of the Indenture, each Holder shall have the right to require the Issuers to repurchase all or any part (in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof; provided that the Notes submitted or selected for purchase shall not result in a Holder with a principal amount of Notes less than the minimum denomination of €100,000) of such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) as provided in, and subject to the terms of, the Indenture.

(b) In connection with any Change of Control Offer (including with the net cash proceeds of an Equity Offering), any such Change of Control Offer may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering. In addition, if such Change of Control Offer or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the purchase date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the purchase date, or by the purchase date so delayed.

(c) In the event of an Asset Sale Offer that requires the purchase of Notes pursuant to Section 3.7(c) of the Indenture, the Issuers shall be required to make an offer to all Holders to purchase Notes in accordance with Section 3.7(c) and 5.8 of the Indenture at an offer price in cash in an amount equal to 100.0% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the rights of Holders of record on any Record Date to receive payments of interest on the related Interest Payment Date). Holders that are the subject of an offer to purchase shall receive an Asset Sale Offer from the Issuers prior to any related purchase date and may elect to have such Note purchased pursuant to such offer by completing the form entitled “Option of Holder To Elect Purchase” attached hereto, or transferring its interest in such Note by book-entry transfer, to the Issuers, a Common Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date.

9.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of principal amount of €100,000 and whole multiples of €1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes for a period beginning 15 Business Days before an Interest Payment Date and ending on such Interest Payment Date.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their request unless an abandoned property law designates another person. After any such payment, Holders entitled to the money must look only to the Issuers and not to the Trustee for payment.

12.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuers at any time may terminate some or all of their obligations under the Notes and the Indenture if the Issuers irrevocably deposit in trust with the Trustee money or euro-denominated European Government Obligations (sufficient, without reinvestment, in the opinion of a nationally-recognized certified public accounting firm) for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be.

13.	Amendment, Waiver

The Indenture and the Notes may be amended or waived as set forth in Article IX of the Indenture.

14.	Defaults and Remedies

Events of Default shall be as set forth in Article VI of the Indenture.

If an Event of Default occurs and is continuing, the Trustee or Holders of at least 25.0% in aggregate principal amount of the outstanding Notes then outstanding may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency with respect to the Issuers are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to the Trustee. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

15.	Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

16.	No Recourse Against Others

No manager, managing director, director, officer, employee, incorporator or Holder of any Equity Interests in Dutch Co-Issuer, U.S. Co-Issuer, any Subsidiary or any direct or indirect parent of Dutch Co-Issuer, as such, shall not have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Guarantees or the Notes Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

19.	Common Codes

The Issuers have caused Common Codes to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

20.	Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity shall be released from those obligations.

21.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be € [        ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount in increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Registrar or Registrar’s agent

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐             ☐

3.7            3.9

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of €100,000 or integral multiples of €1,000 in excess thereof): €

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

U.S. Coatings Acquisition Inc.

Flash Dutch 2 B.V.

c/o The Carlyle Group

1001 Pennsylvania Avenue Northwest

Washington, DC 20004

Facsimile: (202) 347-1818

Tel: (202) 729-2626

Attention: Martin Sumner; Wesley Bieligk

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Corporate Capital Markets

Re: 5.750% Senior Secured Notes due 2021

Reference is hereby made to the Indenture, dated as of February 1, 2013 (the “Indenture”), among U.S. Coatings Acquisition Inc., a corporation incorporated under the laws of the State of Delaware (U.S. Co-Issuer), and Flash Dutch 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in Amsterdam, The Netherlands (“Dutch Co-Issuer” and, together with U.S. Co-Issuer, the “Issuers”), the guarantors party thereto, Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent, Citigroup Global Markets Deutschland AG, as registrar, and Citibank N.A., London Branch, as paying agent and authenticating agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €         in such Note[s] or interests (the “Transfer”), to                      the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐	Check if Transferee shall take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.	☐	Check if Transferee shall take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.	☐	Check and complete if Transferee shall take delivery of a beneficial interest in an Unrestricted Global Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

		(a)	☐	such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

		(b)	☐	such Transfer is being effected to the Issuers or a subsidiary thereof;

or

		(c)	☐	such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

4.	☐	Check if Transferee shall take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

		(a)	☐	Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)	☐	Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)	☐	Check if Transfer is pursuant to other exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (Common Code [ ]), or

(ii)	☐ Regulation S Global Note (Common Code [ ]), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee shall hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (Common Code [ ]), or

(ii)	☐ Regulation S Global Note (Common Code [ ]), or

(iii)	☐ Unrestricted Global Note (Common Code [ ]), or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

U.S. Coatings Acquisition Inc.

Flash Dutch 2 B.V.

c/o The Carlyle Group

1001 Pennsylvania Avenue Northwest

Washington, DC 20004

Facsimile: (202) 347-1818

Tel: (202) 729-2626

Attention: Martin Sumner; Wesley Bieligk

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Corporate Capital Markets

Re: 5.750% Senior Secured Notes due 2021

(Common Code [                    ])

Reference is hereby made to the Indenture, dated as of February 1, 2013 (the “Indenture”), among U.S. Coatings Acquisition Inc., a corporation incorporated under the laws of the State of Delaware (U.S. Co-Issuer), and Flash Dutch 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in Amsterdam, The Netherlands (“Dutch Co-Issuer” and, together with U.S. Co-Issuer, the “Issuers”), the guarantors party thereto, Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent, Citigroup Global Markets Deutschland AG, as registrar, and Citibank N.A., London Branch, as paying agent and authenticating agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of €          in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued shall continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] _ 144A Global Note, _ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

Form of Supplemental Indenture

THIS [—] SUPPLEMENTAL INDENTURE, dated as of [—], 201[—] (this “Supplemental Indenture”), is by and among U.S. Coatings Acquisition Inc., a corporation incorporated under the laws of the State of Delaware (U.S. Co-Issuer), and Flash Dutch 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in Amsterdam, The Netherlands (“Dutch Co-Issuer” and, together with U.S. Co-Issuer, the “Issuers”), each of the parties identified as a New Guarantor on the signature pages hereto (each, a “New Guarantor” and collectively, the “New Guarantors”) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers, certain guarantors listed on the signature pages thereto, the Trustee, the Collateral Agent, Citigroup Global Markets Deutschland AG, as Registrar, and Citibank N.A., London Branch, as Paying Agent and Authenticating Agent, are parties to an indenture dated as of February 1, 2013 (the “Indenture”), providing for the issuance of the Issuers’ 5.750% Senior Secured Notes due 2021 (the “Notes”);

WHEREAS, [Section 3.11 – Additional Guarantors] of the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Issuers’ obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to [Section 9.1 - Amendments Without Consent of Holders] of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreements to Become Guarantors. (a) Each of the New Guarantors hereby unconditionally guarantees the Issuers’ obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuers, on the terms and subject to the conditions set forth in [Article X-Guarantees] of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

(b) [Local law limitations to be inserted, if applicable.]

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any Equity Interests in Dutch Co-Issuer, U.S. Co-Issuer, any Subsidiary or any direct or indirect parent of Dutch Co-Issuer, as such, shall have any liability for any obligations of the Issuers or the New Guarantors under the Notes, the Indenture, the Guarantees or the Notes Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. Notices. For purposes of [Section 12.1-Notices] of the Indenture, the address for notices to each of the New Guarantors shall be:

U.S. Coatings Acquisition Inc.

Flash Dutch 2 B.V.

c/o The Carlyle Group

1001 Pennsylvania Avenue Northwest

Washington, DC 20004

Facsimile: (202) 347-1818

Tel: (202) 729-2626

Attention: Martin Sumner; Wesley Bieligk

6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the New Guarantors.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

U.S. COATINGS ACQUISITION INC.

By:
	Name:	[ ]
	Title:	[ ]

FLASH DUTCH 2 B.V.

By:
	Name:	[ ]
	Title:	[ ]

[—], as a New Guarantor

By:
	Name:	[ ]
	Title:	[ ]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
	Name:	[ ]
	Title:	[ ]

D-4